Exhibit 2.1

EXECUTION VERSION

AMENDED AND RESTATED

AGREEMENT AND PLAN OF MERGER

between

CAESARS ACQUISITION COMPANY

and

CAESARS ENTERTAINMENT CORPORATION

Dated as of July 9, 2016

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ARTICLE VI CONDITIONS TO THE MERGER		52

6.1	CONDITIONS TO EACH PARTY’S OBLIGATION TO EFFECT THE MERGER	52
6.2	CONDITIONS TO CEC’S OBLIGATION TO EFFECT THE MERGER	53
6.3	CONDITIONS TO CAC’S OBLIGATION TO EFFECT THE MERGER	53

ARTICLE VII TERMINATION		54

7.1	TERMINATION	54
7.2	EFFECT OF TERMINATION AND ABANDONMENT	57

ARTICLE VIII MISCELLANEOUS		59

8.1	SURVIVAL	59
8.2	WAIVER; AMENDMENT	59
8.3	ASSIGNMENT	59
8.4	COUNTERPARTS	59
8.5	GOVERNING LAW; JURISDICTION AND FORUM; WAIVER OF JURY TRIAL	59
8.6	EXPENSES	60
8.7	NOTICES	60
8.8	ENTIRE UNDERSTANDING; NO THIRD PARTY BENEFICIARIES	62
8.9	SEVERABILITY	62
8.10	SPECIFIC PERFORMANCE	62
8.11	EFFECT OF AMENDMENT AND RESTATEMENT	63

SCHEDULES

CEC Disclosure Schedule

CAC Disclosure Schedule

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AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER

This AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER, dated as of July 9, 2016 (this “Agreement”), is entered into by and between Caesars Acquisition Company, a Delaware corporation (“CAC”), and Caesars Entertainment Corporation, a Delaware corporation (“CEC”).

WHEREAS, CAC and CEC entered into an Agreement and Plan of Merger (the “Original Merger Agreement”) dated as of December 21, 2014 (the “Original Execution Date”), pursuant to which the Parties agreed to effect a strategic business combination through the merger of CAC with and into CEC (the “Merger”), with CEC as the surviving entity (the “Surviving Entity”) upon the terms and subject to the conditions of the Original Merger Agreement;

WHEREAS, the Parties now desire to amend and restate the Original Merger Agreement in its entirety in the form of this Agreement and to effect the Merger upon the terms and subject to the conditions of this Agreement;

WHEREAS, (a) the CEC Board (as defined below) (upon the recommendation of a special committee consisting of certain independent members of the CEC Board (the “CEC Special Committee”)) and (b) the CAC Board (as defined below) (upon the recommendation of a special committee consisting of certain independent members of the CAC Board (the “CAC Special Committee”)), have each (i) approved the terms of this Agreement and the Merger and (ii) determined that the Merger and the other transactions contemplated hereby are fair to and in the best interests of their respective corporations and stockholders and, therefore, have authorized and approved the plan of merger contained in this Agreement and declared advisable the Merger;

WHEREAS, prior to the execution and delivery of this Agreement, the Parties entered into the RSAs (as defined below) with respect to the Restructuring (as defined below); and

WHEREAS, the Parties intend the Merger to be treated as a reorganization under Section 368(a) of the Code (as defined below) and the Treasury Regulations (as defined below) and intend for this Agreement to constitute a “plan of reorganization” within the meaning of the Code.

NOW, THEREFORE, in consideration of the premises, and of the mutual representations, warranties, covenants and agreements contained in this Agreement, the receipt and sufficiency of which are hereby acknowledged, the Parties (as defined below) agree to amend and restate the Original Merger Agreement in its entirety and agree as follows:

ARTICLE I

DEFINITIONS; INTERPRETATION

1.1 Definitions. As used in this Agreement, the following terms have the following meanings:

“105 Injunction Order” means the order granting plaintiffs’ emergency motion for temporary restraining order and preliminary injunction (Docket No. 275 in Caesars Entertainment Operating Company, Inc. v BOKF, N.A., 15-149, pending in US Bankr. Court for N.D. Ill.) or any other order of the Bankruptcy Court or any other court of competent jurisdiction temporarily enjoining all or some of the Caesars Cases on terms and conditions acceptable to each of CEC and CAC; provided, however, that if any Caesars Cases are not temporarily enjoined in any such order(s), a 105 Injunction Order shall be deemed in effect for such Caesars Cases for so long as the plaintiffs that are not temporarily enjoined shall have agreed to stay such Caesars Cases.

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“Acquisition Agreement” has the meaning assigned in Section 5.7(c).

“Acquisition Proposal” means, with respect to either Party, other than the transactions contemplated by this Agreement or the RSAs or the “Call Right” (as such term is defined in the Governing Documents of CAC and Growth), any offer, proposal or inquiry relating to, or any third party indication of interest in, (a) any acquisition or purchase, direct or indirect, of 20% or more of the consolidated assets of such Party and its Subsidiaries (including stock of such Party’s Subsidiaries), taken as a whole, or 20% or more of any class of equity or voting securities of such Party or any of its Subsidiaries whose assets, individually or in the aggregate, constitute more than 20% of the consolidated assets of such Party and its Subsidiaries (including stock of such Party’s Subsidiaries), taken as a whole, (b) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such third party (or the stockholders of such third party) beneficially owning 20% or more of any class of equity or voting securities of such Party or any of its Subsidiaries whose assets, individually or in the aggregate, constitute more than 20% of the consolidated assets of such Party and its Subsidiaries (including stock of such Party’s Subsidiaries), taken as a whole, or (c) a merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving such Party or any of its Subsidiaries whose assets, individually or in the aggregate, constitute more than 20% of the consolidated assets of such Party and its Subsidiaries (including stock of such Party’s Subsidiaries), taken as a whole.

“Adjustment Date” means the earlier of (a) date on which the CAC Special Committee and the CEC Special Committee agree in writing as to the Exchange Ratio, as provided in Section 3.1(a), and (b) the sixth (6th) Business Day following the date on which the Adjustment Period ends.

“Adjustment Deadlock” has the meaning assigned in Section 3.1(b).

“Adjustment Period” has the meaning assigned in Section 3.1(a).

“Adverse Recommendation Change” has the meaning assigned in Section 5.7(f).

“Affiliate” means, with respect to any Person, any other Person that directly, or through one or more intermediaries, controls or is controlled by or is under common control with such Person. For purposes of this definition, (a) with respect to CEC, the term “Affiliate” shall not include CAC or any of its direct or indirect Subsidiaries and (b) with respect to CAC, the term “Affiliate” shall not include CEC or its direct or indirect controlled Subsidiaries.

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“Agreement” has the meaning assigned in the Preamble.

“Bankruptcy Code” means title 11 of the United States Code, as now in effect or hereafter amended.

“Bankruptcy Court” means the United States Bankruptcy Court for the Northern District of Illinois.

“Benefit Arrangement” means, with respect to any Person, each “employee benefit plan” (within the meaning of section 3(3) of ERISA), and all stock purchase, stock option, severance, employment, change-in-control, fringe benefit, bonus, incentive, deferred compensation, health and welfare, supplemental retirement benefits, paid time-off benefits and all other employee benefit or compensation plans, agreements, programs, policies or other arrangements, and any amendments thereto, whether or not subject to ERISA and whether or not in writing, (a) under which any Employee of such Person or any of such Person’s current or former directors, agents, or independent contractors, has any present or future right to benefits, (b) sponsored or maintained by such Person or such Person’s Subsidiaries (including an ERISA Affiliate), or (c) under which such Person or such Person’s Subsidiaries (including an ERISA Affiliate) has had or may have any present or future liability, contingent or otherwise, to any Employee of such Person or any of such Person’s current or former directors, agents, or independent contractors.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which commercial banks in the City of New York, New York are required or authorized by Law to be closed.

“CAC/CEOC RSA” means that certain First Amended and Restated Restructuring Support Agreement, dated as of July 9, 2016, among CAC and CEOC, as in effect as of the First Amended Execution Date.

“CAC” has the meaning assigned in the Preamble.

“CAC Acquisition Proposal” has the meaning assigned in Section 5.7(a).

“CAC Adverse Recommendation Change” has the meaning assigned in Section 5.7(f).

“CAC Award” has the meaning assigned in Section 3.4(b).

“CAC Board” means the board of directors of CAC.

“CAC Class A Common Stock” means the common stock of CAC, par value $0.001 per share, denominated as Class A Common Stock.

“CAC Class B Common Stock” means the common stock of CAC, par value $0.001 per share, denominated as Class B Common Stock.

“CAC Common Stock” means, collectively, the CAC Class A Common Stock and the CAC Class B Common Stock.

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“CAC Disclosure Schedule” has the meaning assigned in Section 4.1.

“CAC Exculpated Parties” means CAC, its Subsidiaries and their respective Representatives.

“CAC Expenses” has the meaning assigned in Section 7.2(c).

“CAC Fairness Opinion” has the meaning assigned in Section 3.1(c)(ii).

“CAC Public Stockholders” means all of the holders of outstanding shares of CAC Common Stock, excluding the Sponsors and their Affiliates.

“CAC Recommendation” has the meaning assigned in Section 4.3(e)(ii).

“CAC Released Parties” means CAC, Growth, their Subsidiaries, and their respective Representatives.

“CAC Requisite Vote” has the meaning assigned in Section 4.3(e)(i).

“CAC Special Committee” has the meaning assigned in the Recitals.

“CAC Stock Option” has the meaning assigned in Section 3.4(a).

“CAC Stock Plans” means (a) the Caesars Acquisition Company 2014 Performance Incentive Plan, and (b) the Caesars Acquisition Company Equity-Based Compensation Plan for CEC Employees.

“CAC Stockholder Meeting” means the meeting (including any postponement and adjournment thereof) of the holders of shares of CAC Common Stock for the purposes of seeking the CAC Requisite Vote.

“Caesars Cases” means the cases captioned (a) Wilmington Savings Fund Society, FSB, solely in its capacity as successor Indenture Trustee for the 10% Second-Priority Senior Secured Notes due 2018, on behalf of itself and derivatively on behalf of Caesars Entertainment Operating Company, Inc. v. Caesars Entertainment Corporation, et. al., Case No. 10004-VCG (Del. Ch.), (b) Trilogy Portfolio Company LLC, et. al. v. Caesars Entertainment Corporation and Caesars Entertainment Operating Company, Inc., No. 14-cv-7091 (S.D.N.Y.), (c) Frederick Barton Danner v. Caesars Entertainment Corporation and Caesars Entertainment Operating Company, Inc., No. 14-cv-7973 (S.D.N.Y.), (d) BOKF, N.A., solely in its capacity as successor Indenture Trustee for the 12.75% Second-Priority Senior Secured Notes due 2018 v. Caesars Entertainment Corporation, Case No. 15-cv-01561 (S.D.N.Y.), (e) UMB Bank, N.A. solely in its capacity as Indenture Trustee under those certain indentures, dated as of June 10, 2009, governing Caesars Entertainment Operating Company, Inc.’s 11.25% Notes due 2017; dated as of February 14, 2012, governing Caesars Entertainment Operating Company, Inc.’s 8.5% Senior Secured Notes due 2020; dated August 22, 2012, governing Caesars Entertainment Operating Company. Inc.’s 9% Senior Secured Notes due 2020; dated February 15, 2013, governing Caesars Entertainment Operating Company, Inc.’s 9% Senior Secured Notes due 2020 v. Caesars Entertainment Corporation, Case No. 15-cv-04634 (S.D.N.Y.), (f) Wilmington Trust,

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N.A., solely in its capacity as successor Indenture Trustee for the 10.75% Notes due 2016 v. Caesars Entertainment Corporation, Case No. 15-cv-08280 (S.D.N.Y.), and (g) all claims in, and causes of action relating to, the Caesars Cases otherwise described in clauses (a)–(f) above.

“CEC/CEOC RSA” means that certain First Amended and Restated Restructuring Support, Settlement and Contribution Agreement, dated as of July 9, 2016, between CEC and CEOC, as in effect as of the First Amended Execution Date.

“CEC” has the meaning assigned in the Preamble.

“CEC Adverse Recommendation Change” has the meaning assigned in Section 5.7(f).

“CEC Award” has the meaning assigned in Section 3.4(b).

“CEC Board” means the board of directors of CEC.

“CEC Common Stock” means the common stock of CEC, par value $0.01 per share.

“CEC Disclosure Schedule” has the meaning assigned in Section 4.1.

“CEC Exculpated Parties” means CEC, its Subsidiaries and their respective Representatives.

“CEC Expenses” has the meaning assigned in Section 7.2(b).

“CEC Fairness Opinion” has the meaning assigned in Section 3.1(c)(i).

“CEC Preferred Stock” means the preferred stock of CEC, par value $0.01 per share.

“CEC Recommendation” has the meaning assigned in Section 4.3(e)(iii).

“CEC Released Parties” means CEC, its Subsidiaries and their respective Representatives.

“CEC Requisite Vote” has the meaning assigned in Section 4.3(e)(i).

“CEC Special Committee” has the meaning assigned in the Recitals.

“CEC Stock” means, collectively, the CEC Common Stock and the CEC Preferred Stock.

“CEC Stock Option” means each outstanding and unexercised option to purchase shares of CEC Common Stock.

“CEC Stock Plans” means (a) the Caesars Entertainment Corporation 2012 Performance Incentive Plan, and (b) the Caesars Entertainment Corporation Management Equity Incentive Plan, as amended and restated on November 29, 2011.

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“CEC Stockholder Meeting” means the meeting (including any postponement and adjournment thereof) of the holders of shares of CEC Common Stock for the purposes of seeking the CEC Requisite Vote.

“CEC Warrants” means all warrants to purchase shares of CEC Common Stock outstanding as of the date hereof.

“CEOC” means Caesars Entertainment Operating Company, Inc., a Delaware corporation.

“CERP” means Caesars Entertainment Resort Properties, LLC, a Delaware limited liability company.

“Certificate of Merger” has the meaning assigned in Section 2.3.

“Chapter 11 Cases” means the voluntary chapter 11 cases titled Caesars Entertainment Operating Company, Inc., et. al., Case No. 15-01145 (Bankr. N.D. Ill.).

“Chosen Court” has the meaning assigned in Section 8.5(b).

“CIE” means Caesars Interactive Entertainment, Inc., a Delaware corporation.

“CIE Sale Transaction” has the meaning assigned in Section 5.7(k).

“Closing” has the meaning assigned in Section 2.2.

“Closing Date” has the meaning assigned in Section 2.2.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commencement Date” means January 15, 2015.

“Confidentiality Agreement” means the Confidentiality Agreement, dated as of November 21, 2014, between CAC and CEC, as amended.

“Confirmation Date” means the date that the Plan is confirmed by the Bankruptcy Court pursuant to the Confirmation Order.

“Confirmation Order” means an order entered by the Bankruptcy Court confirming the Plan that is materially consistent with the RSAs and the Plan and otherwise acceptable to each of CAC and CEC.

“Converted Stock Option” has the meaning assigned in Section 3.4(a).

“Current Trading Prices” means, with respect to CEC Common Stock and CAC Common Stock, the daily volume-weighted average price of such securities for the twenty (20) consecutive trading days ending on the Measurement Date as reported by Bloomberg, L.P. (or, if no such price is reported by Bloomberg, L.P. for any particular trading day during such 20 trading day period, the daily volume-weighted average price of such securities as officially

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reported for such trading day on the principal securities exchange on which such security is then listed or admitted for trading shall be used for purposes of calculating such 20-day volume-weighted average price).

“Debtor Release” has the meaning assigned in the Plan.

“Debtors” means CEOC and each of the debtors in the Chapter 11 Cases.

“DGCL” means the General Corporation Law of the State of Delaware.

“Disclosure Schedule” has the meaning assigned in Section 4.1.

“Effective Time” has the meaning assigned in Section 2.3.

“Employees” means, with respect to any Person, the current and former employees of such Person and those of such Person’s Subsidiaries.

“Environment” means ambient air, vapors, surface water, groundwater, wetlands, drinking water supply, land surface, or subsurface strata and biota.

“Environmental Condition” means the release into the Environment and/or presence in the Environment of any Hazardous Substance as a result of which any Party or its Subsidiaries (a) has or is reasonably likely to become liable to any Person for an Environmental Liability, (b) is or was in violation of any Environmental Law, (c) has or is reasonably likely to be required to incur response costs for compliance, investigation or remediation, or (d) by reason of which the real property or other assets of any Party or its Subsidiaries, has been or may be reasonably likely to be subject to any Lien under Environmental Laws; provided that none of the foregoing shall be an Environmental Condition if such matter was remediated or otherwise corrected prior to the date hereof in accordance with Environmental Law and to the satisfaction of the applicable Governmental Entity.

“Environmental Laws” means all applicable and legally enforceable federal, state and local statutes or laws, common law, judgments, orders, regulations, licenses, permits, enforceable guidance and policies, rules and ordinances relating to Hazardous Substances, pollution, restoration or protection of health, safety or the environment, including, but not limited to the Federal Water Pollution Control Act (33 U.S.C. §1251 et seq.), Resource Conservation and Recovery Act (42 U.S.C. §6901 et seq.), Safe Drinking Water Act (42 U.S.C. §3000(f) et seq.), Toxic Substances Control Act (15 U.S.C. §2601 et seq.), Clean Air Act (42 U.S.C. §7401 et seq.), Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. §9601 et seq.) and other similar state and local statutes, in effect as of the date hereof, including any judicial or administrative interpretation thereof.

“Environmental Liabilities” means all liabilities (including all reasonable fees, disbursements and expenses of counsel, expert and consulting fees and costs of investigations and feasibility studies and responding to government requests for information or documents), fines, penalties, restitution and monetary sanctions, interest, direct or indirect, known or unknown, absolute or contingent, resulting from any claim or demand, by any Person or entity, under Environmental Law.

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“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means, with respect to any Person, any other Person that, together with such first Person, would be treated as a single employer within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Agent” has the meaning assigned in Section 3.3(a).

“Exchange Ratio” means an exchange ratio to be determined on the Adjustment Date that ensures holders of CAC Common Stock immediately prior to the Closing will receive twenty-seven percent (27%) of the outstanding CEC Common Stock on a fully diluted basis (prior to conversion of the New CEC Convertible Notes (as defined in the Plan) which, upon conversion at any time following the Closing, will result in pro rata dilution to all holders of CEC Common Stock, including holders of CAC Common Stock immediately prior to the Closing) immediately following the consummation of the Merger and the other transactions related to the Restructuring, as may be adjusted pursuant to Section 3.1(a), and subject to adjustment under Section 3.2(c). For purposes hereof, “fully diluted basis” means the fully diluted shares outstanding for both CEC and CAC, which shall be calculated on the Measurement Date using the treasury stock method based on Current Trading Prices.

“Exculpation” has the meaning assigned in the Plan.

“First Amended Execution Date” means July 9, 2016.

“Foreign Corrupt Practices Act” has the meaning assigned in Section 4.3(j)(v).

“GAAP” means the accounting principles and procedures which are and shall be U.S. generally accepted accounting principles consistently applied on the date hereof.

“Gaming” or “Gaming Activities” means the conduct of gaming and gambling activities, race books and sports pools, or the use of gaming devices, equipment and supplies in the operation of a casino, simulcasting facility, card club or other enterprise, including slot machines, gaming tables, cards, dice, gaming chips, player tracking systems, cashless wagering systems, mobile gaming systems, online real money gaming, poker tournaments, inter-casino linked systems and related and associated equipment, supplies and systems.

“Gaming Approvals” means all licenses, permits, approvals, Orders, authorizations, registrations, findings of suitability, determinations of qualification, franchises, exemptions, waivers, concessions and entitlements issued by any Gaming Authority or under any Gaming Laws which are necessary to permit the consummation of the transactions contemplated by this Agreement.

“Gaming Authorities” means all international, national, foreign, domestic, federal, state, provincial, regional, local, tribal, municipal and other regulatory and licensing bodies, instrumentalities, departments, commissions, authorities, boards, officials, tribunals and agencies with authority over or responsibility for the regulation of Gaming within any Gaming Jurisdiction.

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“Gaming Jurisdictions” means all jurisdictions, domestic and foreign, and their political subdivisions, in which Gaming Activities are or may be lawfully conducted, including all Gaming Jurisdictions in which CEC, CAC or any of their respective Subsidiaries or Affiliates currently conducts or may in the future conduct Gaming Activities.

“Gaming Laws” means all laws, statutes and ordinances pursuant to which any Gaming Authority possesses regulatory, permit and licensing authority over the conduct of Gaming Activities, or the ownership or control of an interest in an entity which conducts Gaming Activities, in any Gaming Jurisdiction, all Orders, rules and regulations promulgated thereunder, all written and unwritten policies of the Gaming Authorities and all written and unwritten interpretations by the Gaming Authorities of such laws, statutes, ordinances, Orders, rules, regulations and policies.

“Go-Shop Period End Date” has the meaning assigned in Section 5.7(a).

“Good Reason” means, without the participant’s consent: (a) a material diminution by the participant’s employer in the participant’s annual base salary as of Effective Time, other than a reduction in base salary that applies to a similarly situated class of employees of the employer; or (b) relocation by the participant’s employer of the participant’s principal place of employment to a location that is more than 50 miles from the participant’s principal place of employment as of the Effective Time; provided, that if the new principal place of employment is closer to such participant’s residence than the prior principal place of employment, then such relocation shall not be Good Reason; and provided further, that in order to invoke Good Reason, the participant must provide written notice to the participant’s employer of the existence of one of the conditions described in clauses (a) or (b) within 30 days of the initial existence of the condition, and the participant’s employer shall have 30 days (the “Cure Period”) during which to remedy the condition, and if the participant’s employer has failed to remedy the condition constituting Good Reason during the Cure Period, in order to invoke a termination for Good Reason, the relevant participant must terminate employment within 30 days following the Cure Period.

“Governing Documents” means the legal document(s) by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs. For example, the “Governing Documents” of a corporation are its certificate or articles of incorporation and by-laws, the “Governing Documents” of a limited partnership are its limited partnership agreement and certificate of limited partnership and the “Governing Documents” of a limited liability company are its operating agreement and certificate of formation or articles of organization.

“Governmental Entities” means, in any jurisdiction, any (a) federal, state, local, foreign or international government, (b) court, arbitral or other tribunal, (c) governmental or quasi-governmental authority of any nature (including any political subdivision, instrumentality, branch, department, official or entity) or (d) agency, commission, authority or body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature, including any Gaming Authority.

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“Growth” means Caesars Growth Partners, LLC, a Delaware limited liability company.

“Hazardous Substance” means any pollutant, chemical, substance and any toxic, infectious, carcinogenic, reactive, corrosive, ignitable or flammable chemical, or chemical compound, or hazardous substance, material or waste, whether solid, liquid or gas, that is subject to regulation, control or remediation under applicable Environmental Laws, or that otherwise results in any Environmental Liability, including any quantity of friable asbestos, urea formaldehyde foam insulation, PCBs, crude oil or any fraction thereof, all forms of natural gas, petroleum products or by-products or derivatives, and mold and other bio toxins.

“Indemnified Party” has the meaning assigned in Section 5.11(a).

“Intellectual Property” means all intellectual property of every kind, foreign or domestic, including all patents, patent applications, inventions (whether or not patentable), processes, procedures, technologies, discoveries, apparatus, know-how, Trade Secrets, trademarks, trademark registrations and applications, domain name registrations, social media addresses and accounts, trade dress, service marks, service mark registrations and applications, trade names, and all goodwill associated with the foregoing, copyright registrations, copyrightable and copyrighted works, data and databases, software, rights of publicity, rights of privacy, moral rights, rights to personal information, customer lists and confidential marketing and customer information.

“IRS” means the Internal Revenue Service.

“Joint Proxy Statement/Prospectus” has the meaning assigned in Section 5.4(a).

“knowledge” means, with respect to CAC or CEC, the actual knowledge of the individuals listed on Section 1.1 of the CAC Disclosure Schedule or the CEC Disclosure Schedule, as applicable.

“Labor Agreement” has the meaning assigned in Section 4.3(n)(v).

“Law” means all laws, principles of common law, statutes, constitutions, treaties, rules, regulations, ordinances, codes, rulings, orders, decisions, subpoenas, verdicts and licenses of all Governmental Entities.

“Leased Property” has the meaning assigned in Section 4.3(l).

“Lien” means any mortgage, deed of trust, pledge, encumbrance, option, right of first refusal or first offer, conditional sale, lien, security interest, conditional or installment sale agreement, charge, proxy, voting trust or agreement, transfer restriction or other restriction on the use, voting, receipt of income or other exercise of any attribution of ownership under any stockholder or similar agreement.

“Material Adverse Effect” means, with respect to CEC or CAC, any event, occurrence, fact, condition or change that is, or would reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the business, results of operations, prospects, condition (financial or otherwise) or assets of CEC and its Subsidiaries, taken as a whole, or CAC and its

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Subsidiaries, taken as a whole, as the case may be, or (b) the ability of CEC or CAC, as the case may be, to consummate the transactions contemplated hereby; provided, however, that, for the purposes of clause (a), a Material Adverse Effect shall not be deemed to include events, occurrences, facts, conditions or changes arising out of, relating to or resulting from: (i) changes generally affecting the economy, financial or securities markets; (ii) the announcement of the transactions contemplated by this Agreement (including, for the avoidance of doubt, the announcement of this Agreement, the RSAs and the Plan) and each Party’s compliance with the terms and conditions of this Agreement, the RSAs and the transactions contemplated hereby and thereby; (iii) any change in GAAP or applicable Law (other than a change in Gaming Law prohibiting or substantially restricting Gaming Activities which are currently permitted); (iv) any outbreak or escalation of war or any act of terrorism; (v) the failure, in and of itself, to meet internal or published projections, forecasts, budgets, or revenue, sales or earnings predictions for any period (but not the facts or circumstances underlying or contributing to any such failure); (vi) the Restructuring Related Claims to the extent satisfied and discharged in a manner that is materially consistent with the Plan and otherwise acceptable to CEC and CAC; (vii) general conditions (or changes therein) in the travel, hospitality or gaming industries; or (viii) the 105 Injunction Order and related guarantee litigation or any of the matters excluded from the consideration and determination of an Adverse Recommendation Change pursuant to clauses (i) and (ii) of the proviso to clause (y) of Section 5.7(g); provided further, however, that any event, occurrence, fact, condition or change referred to in clauses (i), (iii), (iv) or (vii) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent that such event, occurrence, fact, condition or change has a materially disproportionate effect on CEC and its Subsidiaries, taken as a whole, or CAC and its Subsidiaries, taken as a whole, as the case may be, compared to other participants in the industries in which CEC and its Subsidiaries or CAC and its Subsidiaries, as the case may be, conduct their businesses.

“Material Contract” has the meaning assigned in Section 4.3(k).

“Measurement Date” means the date that is two (2) Business Days prior to the Adjustment Date.

“Merger” has the meaning assigned in the Recitals.

“Merger Consideration” has the meaning assigned in Section 3.2(a).

“Multiemployer Plan” has the meaning assigned in Section 4.3(n)(ii).

“NASDAQ” means the NASDAQ Global Select Market.

“New Certificates” has the meaning assigned in Section 3.3(a).

“Notice Period” has the meaning assigned in Section 5.7(h).

“Old Certificate” has the meaning assigned in Section 3.2(b).

“OpCo” has the meaning assigned in the Plan.

“Order” means any outstanding order, decision, judgment, writ, injunction, stipulation, award or decree.

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“Original Execution Date” has the meaning assigned in the Recitals.

“Original Merger Agreement” has the meaning assigned in the Recitals.

“Owned Property” has the meaning assigned in Section 4.3(l).

“Party” means CEC or CAC.

“Party Intellectual Property” means, with respect to any Party, all Intellectual Property owned by such Party or its Subsidiaries.

“Person” means an individual, firm, corporation (including any non-profit corporation), partnership (general or limited), limited liability company, joint venture, association, trust, Governmental Entity or other entity or organization.

“Plan” means the joint chapter 11 plan of reorganization of the Debtors through which the Restructuring will be effected, a copy of which is attached as Exhibit A to each of the RSAs (as amended by the Debtors’ Second Amended Joint Plan of Reorganization [ECF. No. 4218] filed in connection with the Chapter 11 Cases on June 28, 2016), and any and all amendments, supplements or modifications thereto in form and substance materially consistent with the RSAs as provided therein and otherwise acceptable to each of CAC and CEC.

“Previously Disclosed” means, with respect to any specific section or subsection of this Agreement, the information set forth by a Party in (a) the corresponding section or subsection of its Disclosure Schedule; (b) any other section or subsection of its Disclosure Schedule to the extent it is reasonably apparent on the face of such disclosure that the disclosure in such other section or subsection of its Disclosure Schedule is applicable to such specific section or subsection of this Agreement; (c) such Party’s SEC Filings filed at least two (2) Business Days prior to the date of this Agreement (excluding, in each case, any disclosures set forth in any risk factor section or in any other section to the extent they are forward-looking statements or cautionary, predictive or forward-looking in nature); or (d) publicly-available documents filed by or on behalf of CEC, CAC or the Debtors with the Bankruptcy Court in the Chapter 11 Cases at least two (2) Business Days prior to the date of this Agreement.

“Proceeding” has the meaning assigned in Section 5.11(a).

“PropCo” has the meaning assigned in the Plan.

“Property” and “Properties” have the meaning assigned in Section 4.3(l).

“Registration Statement” has the meaning assigned in Section 5.4(a).

“Releasing Parties” has the meaning assigned in the Plan.

“Representatives” means, with respect to any Person, such Person’s Affiliates, directors, officers, employees, agents, consultants, advisors and other representatives, including legal counsel, accountants and financial advisors.

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“Restructuring” has the meaning given to such term in the RSAs; provided, however, that solely for purposes of Section 3.1, Section 5.2(b)(xii) and Section 5.16(c), “Restructuring” means the transactions outside of the ordinary course of business consummated or to be consummated by the Debtors or their Affiliates in connection with the Chapter 11 Cases.

“Restructuring Related Claims” means the threatened or pending claims, actions, suits, litigation or proceedings set forth on Section 1.2 of the CEC Disclosure Schedule and any other threatened or pending claim, action, suit, litigation or proceeding relating to the Restructuring that is released and discharged, as of the Closing, in connection with the Restructuring.

“Rights” means, with respect to any Person, securities or obligations convertible into or exercisable or exchangeable for, or giving any other Person any right to subscribe for or acquire, or any options, calls or commitments relating to, or any stock appreciation right or other instrument the value of which is determined in whole or in part by reference to the market price or value of, shares of capital stock of such first Person.

“RSAs” means the CAC/CEOC RSA and the CEC/CEOC RSA.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the United States Securities and Exchange Commission.

“SEC Filings” has the meaning assigned in Section 4.3(g)(i).

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Sponsors” means Apollo Global Management, LLC and TPG Global, LLC.

“Subsidiary” and “Significant Subsidiary” have the meanings ascribed to those terms in Rule 1-02 of Regulation S-X promulgated by the SEC.

“Superior Proposal” means, with respect to either Party, a bona fide written Acquisition Proposal which the board of directors of such Party concludes in good faith, after consultation with its financial advisors and outside legal counsel, taking into account all legal, financial, regulatory and other aspects of the proposal and the Person making the proposal (including any break-up fees, expense reimbursement provisions and conditions to consummation), (a) is more favorable to the stockholders of such Party from a financial point of view than the transactions contemplated by this Agreement and (b) is reasonably likely to be consummated on the terms proposed (taking into account, among other things, financing and the likelihood of receiving all required governmental approvals); provided that, for purposes of this definition of “Superior Proposal,” the term Acquisition Proposal shall have the meaning assigned to such term herein, except that each reference to “20% or more” in the definition of “Acquisition Proposal” shall be deemed to be a reference to “a majority.”

“Surviving Entity” has the meaning assigned in the Recitals.

“Takeover Laws” has the meaning assigned in Section 4.3(p).

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“Takeover Provisions” has the meaning assigned in Section 4.3(p).

“Tax” or “Taxes” means (a) all taxes, charges, fees, levies, imposts, duties and other similar assessments, including any income, alternative minimum or add-on tax, estimated, gross income, gross receipts, sales, use, real property transfer, documentary transfer, controlling interest, transactions, intangibles, ad valorem, value-added, escheat, franchise, registration, title, license, capital, paid-up capital, profits, withholding, employee withholding, payroll, worker’s compensation, unemployment insurance, social security, employment, excise, severance, stamp, transfer occupation, premium, recording, real property, personal property, federal highway use, commercial rent, environmental (including taxes under section 59A of the Code) or windfall profit tax, custom, duty or other tax, fee or other like assessment or charge, together with any interest, penalties, fines or additions to tax that may become payable in respect thereof imposed by any country, any state, county, provincial or local Governmental Entity or subdivision or agency thereof, (b) any liability for the payment of any amounts of the type described in clause (a) of this sentence as a result of being a member of an affiliated, consolidated, combined, unitary or aggregate group for any taxable period, and (c) any liability for the payment of any amounts of the type described in clause (a) or (b) of this sentence as a result of being a transferee of or successor to any Person or as a result of any express or implied obligation to assume such Taxes or to indemnify any other Person.

“Tax Representation Letters” has the meaning assigned in Section 5.16(a).

“Tax Return” means any return, report, certificate, form or similar statement or document (including any related or supporting information or schedule attached thereto and any information return, amended tax return, claim for refund or declaration of estimated tax) required or permitted to be supplied to, or filed with, a Governmental Entity in connection with the determination, assessment or collection of any Tax or the administration of any Laws relating to any Tax.

“Termination Fee” means $25,000,000.

“Third-Party Release” has the meaning assigned in the Plan.

“Trade Secrets” means all trade secrets, confidential information and know-how, including processes, schematics, business methods, formulae, drawings, prototypes, models, designs, customer lists and supplier lists.

“Treasury Regulations” means the regulations promulgated by the U.S. Department of the Treasury under the Code.

1.2 Interpretation. For the purposes of this Agreement, (a) words in the singular shall be held to include the plural and vice versa, and words of one gender shall be held to include the other gender as the context requires; (b) references to the terms Article, Section, paragraph, Exhibit and Schedule are references to the Articles, Sections, paragraphs, Exhibits and Schedules to this Agreement unless otherwise specified; (c) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, including the Exhibits and Schedules hereto; (d) references to “$” mean U.S. dollars; (e) the word “including” and words of similar import when used in this Agreement mean “including without limitation,”

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unless otherwise specified; (f) the word “or” shall not be exclusive; (g) references to “written” or “in writing” include in electronic form; (h) the headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement; (i) the Parties have each participated in the negotiation and drafting of this Agreement and if an ambiguity or question of interpretation should arise, this Agreement shall be construed as if drafted jointly by the Parties thereto and no presumption or burden of proof shall arise favoring or burdening either Party by virtue of the authorship of any of the provisions in this Agreement; (j) a reference to any Person includes such Person’s successors and permitted assigns; (k) any reference to “days” means calendar days unless Business Days are expressly specified; (l) when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded and if the last day of such period is not a Business Day, the period shall end at the close of business on the next succeeding Business Day; and (m) all references in this Agreement to “the date hereof” or “the date of this Agreement” shall refer to the First Amended Execution Date.

ARTICLE II

THE MERGER

2.1 The Merger. Subject to the terms and conditions of this Agreement, in accordance with the DGCL, at the Effective Time, CAC shall merge with and into CEC. CEC shall be the Surviving Entity in the Merger, and shall continue its corporate existence under the laws of the State of Delaware. Upon consummation of the Merger, the separate corporate existence of CAC shall cease.

2.2 Closing. The closing of the Merger (the “Closing”) will take place in the offices of Reed Smith LLP, 599 Lexington Avenue, 22nd Floor, New York, New York, 10022, at 10:00 a.m., New York time, on the third (3rd) Business Day after satisfaction or waiver of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing but subject to the fulfillment or waiver of those conditions) or on such other date (the “Closing Date”) or at such other time or place as the Parties otherwise agree.

2.3 Effective Time. Promptly following the Closing, CEC and CAC shall duly execute, acknowledge and file a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with, the applicable provisions of the DGCL. The Merger will become effective at the time when the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later time as may be agreed by the Parties in writing and specified in the Certificate of Merger (the time the Merger becomes effective being the “Effective Time”).

2.4 Effects of the Merger.

(a) The Merger will have the effects specified by this Agreement, the Certificate of Merger and the applicable provisions of the DGCL.

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(b) The Governing Documents of CEC in effect as of the Effective Time will be the Governing Documents of the Surviving Entity, until thereafter duly amended as provided therein or by applicable Law.

(c) At and after the Effective Time, the directors of the Surviving Entity shall consist of those directors designated in accordance with Section 5.15, to hold office in accordance with CEC’s Governing Documents until their respective successors are duly elected or appointed and qualified. At and after the Effective Time, the officers of the Surviving Entity shall consist of the officers of CEC immediately prior to the Effective Time, subject to Section 5.15.

2.5 Tax Consequences. The Merger is intended by the Parties to qualify as a “reorganization” under Section 368(a) of the Code. The Parties adopt this Agreement as a “plan of reorganization” within the meaning of the applicable Treasury Regulations.

ARTICLE III

CONSIDERATION; EXCHANGE PROCEDURES

3.1 Exchange Ratio Adjustment.

(a) Adjustments to the Exchange Ratio. During the fourteen (14) day period beginning on the date, as soon as reasonably practicable following the date hereof, on which each Party has received written confirmation from the other Party that it and its Representatives have received the information required by Section 3.1(d) (such period, as it may be extended in writing by the Parties, the “Adjustment Period”), the CAC Special Committee, on behalf of CAC, and the CEC Special Committee, on behalf of CEC, shall negotiate in good faith and shall use their reasonable best efforts to determine whether and to what extent it is necessary, appropriate and advisable to adjust the Exchange Ratio (including, for the avoidance of doubt, the percentage set forth in the definition of Exchange Ratio as of the date hereof) solely (except as otherwise provided herein) to take into account (A) anticipated Tax costs to be incurred by CEC or its Affiliates or CAC or its Affiliates with respect to the transactions related to the Restructuring, (B) Tax costs incurred, and anticipated Tax costs to be incurred, by CEC or its Affiliates with respect to the recognition of income from the discharge of indebtedness under Section 108(i) of the Code that was not, or cannot be, fully offset with net operating losses, and (C) anticipated reductions of cash Taxes otherwise payable by CEC or CAC, including such reductions due to (1) the utilization after the Closing of net operating losses that remain available after all Tax consequences of the Restructuring transactions are taken into account, and (2) the recognition after Closing of built-in loss upon the sale of certain assets of the Debtors as identified and mutually agreed upon by the Parties and based on assumptions mutually agreed upon by the Parties. For the avoidance of doubt, for purposes of this Section 3.1(a), Tax costs shall include, but not be limited to, any Tax costs resulting from or attributable to (I) CEC or any of its Affiliates or CAC or any of its Affiliates, as the case may be, having undergone an “ownership change” within the meaning of Section 382 of the Code prior to the Effective Time that would reduce or eliminate the availability of any then currently available net operating losses or other applicable Tax attributes of CEC or its Affiliates or

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CAC or its Affiliates, as the case may be, (II) any cancellation of indebtedness income recognized by CEC or its Affiliates, or CAC or its Affiliates, to the extent not reduced by available net operating losses or other applicable tax attributes of CEC or its Affiliates, or CAC or its Affiliates, as applicable; provided, however, that for the avoidance of doubt, in no event shall any reduction to the net operating losses of CEC or any of its Subsidiaries as a result of the application of Section 108(b) of the Code in connection with the discharge of indebtedness pursuant to the Restructuring itself be considered a Tax cost for purposes of this Section 3.1(a), (III) the failure of any of the transactions related to the Restructuring to qualify for non-recognition treatment under applicable provisions of the Code and Treasury Regulations, and (IV) the anticipated current or future recognition of income or gain with respect to assets transferred directly or indirectly by CEOC in connection with the Restructuring to any entity treated as a partnership for U.S. federal Tax purposes. Notwithstanding the foregoing limitations, if, at any time during the Adjustment Period, either the CEC Special Committee, on behalf of CEC, or the CAC Special Committee, on behalf of CAC, (x) reasonably and in good faith determines that it cannot obtain a CEC Fairness Opinion or a CAC Fairness Opinion, as the case may be, as a result of an adjustment to the Exchange Ratio based solely on consideration of the foregoing factors or (y) determines in good faith, after consultation with outside legal counsel, that an adjustment to the Exchange Ratio based solely on the foregoing factors would not be appropriate or advisable in consideration of, or would otherwise be reasonably likely to be inconsistent with, the directors’ fiduciaries duties under applicable Law, either Party may give notice of such determination to the other Party and, following delivery of such notice, the foregoing limitations on the factors that may be considered in determining an adjustment to the Exchange Ratio shall no longer apply and instead the CAC Special Committee, on behalf of CAC, and the CEC Special Committee, on behalf of CEC, shall take into account, in addition to the foregoing factors, all other relevant facts and circumstances impacting the intrinsic value of CEC and CAC as of such time in determining the extent of any such adjustment to the Exchange Ratio.

(b) Adjustment Deadlock. If the CAC Special Committee, on behalf of CAC, and the CEC Special Committee, on behalf of CEC, are unable to agree to an adjustment to the Exchange Ratio by the end of the Adjustment Period (an “Adjustment Deadlock”), then there shall be no adjustment to the Exchange Ratio.

(c) Termination Rights. This Agreement may be terminated, and the Merger may be abandoned, within the five (5) Business Day period following the date on which the Adjustment Period ends:

(i) By CEC, if (A) an Adjustment Deadlock occurs and the CEC Special Committee, on behalf of CEC, determines in good faith, after consultation with outside legal counsel, that failure to terminate this Agreement would be reasonably likely to be inconsistent with the fiduciary duties of CEC’s directors under applicable Law or (B) the CEC Special Committee has not received, as of a date that is reasonably proximate to the date on which the Adjustment Period ends, an opinion of Centerview Partners LLC or such other independent, nationally recognized financial advisor as selected by the CEC Special Committee to the effect that, as of the date of such opinion, and based upon and subject to the various assumptions made, procedures followed, matters considered and limitations on the review undertaken in preparing such opinion as set forth therein, the Exchange Ratio is fair, from a financial point of view, to CEC (a “CEC Fairness Opinion”).

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(ii) By CAC, if (A) an Adjustment Deadlock occurs and the CAC Special Committee, on behalf of CAC, determines in good faith, after consultation with outside legal counsel, that failure to terminate this Agreement would be reasonably likely to be inconsistent with the fiduciary duties of CAC’s directors under applicable Law, or (B) the CAC Special Committee has not received, as of a date that is reasonably proximate to the date on which the Adjustment Period ends, an opinion of Moelis & Company LLC or such other independent, nationally recognized financial advisor as selected by the CAC Special Committee to the effect that, as of the date of such opinion, the Exchange Ratio is fair, from a financial point of view, to CAC and the CAC Public Stockholders (a “CAC Fairness Opinion”).

(d) Information Rights. As soon as reasonably practicable following the date hereof (and in no event later than thirty (30) days following the Confirmation Date), subject to Section 5.6, each Party shall, upon request from the other Party, furnish the requesting Party and its Representatives with all information concerning itself, its Subsidiaries and such other matters as may be reasonably necessary or advisable in order for such Party’s independent, nationally recognized financial advisor to render the CEC Fairness Opinion or the CAC Fairness Opinion, as the case may be, in connection with the matters contemplated by this Section 3.1, and in order for the CAC Special Committee, on behalf of CAC, and the CEC Special Committee, on behalf of CEC, to make the determinations described in Section 3.1(a) and Section 3.1(c).

3.2 Conversion or Cancellation of Shares. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of CAC Common Stock:

(a) CAC Common Stock. Subject to the provisions of this Article III, each share of CAC Common Stock (whether or not subject to restriction) issued and outstanding immediately prior to the Effective Time will be converted into, and become exchangeable for, that number of shares of CEC Common Stock equal to the Exchange Ratio (in the aggregate for all such shares of CAC Common Stock, the “Merger Consideration”).

(b) Rights as Stockholders; Stock Transfers. From and after the Effective Time, shares of CAC Common Stock shall be no longer outstanding and shall automatically be canceled and shall cease to exist, and holders of certificates (each, an “Old Certificate”) formerly representing shares of CAC Common Stock issued and outstanding immediately prior to the Effective Time will cease to be, and will have no rights as, stockholders of CAC, other than rights to receive (without interest) (i) any then-unpaid dividend or other distribution with respect to such CAC Common Stock having a record date before the Effective Time and (ii) the consideration to which such holders are entitled in accordance with this Article III. After the Effective Time, there will be no transfers of shares of CAC Common Stock on the stock transfer books of CAC or the Surviving Entity, and shares of CAC Common Stock presented to CEC or the Surviving Entity for any reason will be canceled and exchanged in accordance with this Article III. Notwithstanding anything in this Section 3.2 to the contrary, at the Effective Time and by virtue of the Merger, each share of CAC Common Stock beneficially owned by CEC

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(other than shares held in a trust, fiduciary, or nominee capacity or as a result of debts previously contracted) or held in CAC’s treasury will be canceled and retired and will cease to exist, and no shares of CEC Common Stock will be issued in exchange therefor.

(c) Anti-Dilution Adjustments. If, at any time during the period between the date of this Agreement and the Effective Time, CEC changes (or the CEC Board sets a related record date that will occur before the Effective Time for a change in) the number or kind of shares of CEC Common Stock outstanding by way of a stock split, stock dividend, combination, exchange, readjustment, recapitalization, reclassification, reorganization, distribution of securities convertible into CEC Common Stock or similar transaction, then the Merger Consideration (and any other dependent items) will be adjusted proportionately to account for such change. If, at any time during the period between the date of this Agreement and the Effective Time, CAC changes (or the CAC Board sets a related record date that will occur before the Effective Time for a change in) the number or kind of shares of CAC Common Stock outstanding by way of a stock split, stock dividend, combination, exchange, readjustment, recapitalization, reclassification, reorganization, distribution of securities convertible into CAC Common Stock or similar transaction, then the Merger Consideration (and any other dependent items) will be adjusted proportionately to account for such change.

(d) No Fractional Shares. Notwithstanding any other provision hereof, no fractional shares of CEC Common Stock and no certificates or scrip therefor, or other evidence of ownership thereof, will be issued in the Merger. In lieu of issuance of any such fractional shares that would otherwise be issuable to a holder of CAC Common Stock (after aggregating all fractional shares of CEC Common Stock which such holder would otherwise receive), such fractional shares shall be rounded up (if equal to or greater than one-half of a share) or down (if less than one-half of a share) to the nearest whole number of shares of CEC Common Stock.

(e) Shares held in Trust. Other than shares of CAC Common Stock (i) held directly or indirectly by CAC, CEC or any of their respective Subsidiaries in trust accounts, managed accounts or otherwise held in fiduciary capacity for the benefit of third parties and (ii) held by CAC, CEC or any of their respective Subsidiaries in respect of a debt previously contracted, all shares of CAC Common Stock held directly or indirectly by CEC, CAC or any of their respective Subsidiaries shall be cancelled and shall cease to exist, and no Merger Consideration shall be delivered in exchange therefor. All shares of CEC Common Stock owned by CAC or any of its Subsidiaries, other than shares held directly or indirectly in trust accounts, managed accounts or otherwise held in fiduciary capacity for the benefit of third parties, shall become treasury stock of CEC.

(f) CEC Common Stock. Other than as provided in Section 3.2(e), all shares of CEC Stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding.

3.3 Exchange Procedures.

(a) Appointment of Exchange Agent. Beginning on or before the Closing Date and continuing until the date that is 360 days after the Effective Time, CEC shall make available on a timely basis or cause to be made available to an exchange agent agreed upon by

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CEC and CAC (the “Exchange Agent”) (i) cash in an amount sufficient to pay any dividends or other distributions pursuant to Section 3.3(d) and (ii) certificates, or at CEC’s option, evidence of shares in book entry form, representing the shares of CEC Common Stock (“New Certificates”), each to be given to the holders of CAC Common Stock in exchange for Old Certificates pursuant to this Article III. On the date that is 360 days after the Effective Time, any such cash or New Certificates remaining in the possession of the Exchange Agent (together with any earnings in respect thereof) shall be delivered to (or as directed by) CEC. Any holder of Old Certificates who has not theretofore exchanged its Old Certificates pursuant to this Article III shall thereafter be entitled to look exclusively to CEC, and only as a general creditor thereof, for the consideration to which such holder may be entitled upon exchange of such Old Certificates pursuant to this Article III. Notwithstanding the foregoing, neither the Exchange Agent nor any Party shall be liable to any holder of Old Certificates for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

(b) Exchange Procedures. As soon as practicable following the Effective Time, but in no event later than five (5) Business Days thereafter, the Surviving Entity shall cause the Exchange Agent to mail or deliver to each person who was, immediately prior to the Effective Time, a holder of record of CAC Common Stock a form of letter of transmittal (which shall be in customary form and specify that delivery shall be effected, and risk of loss and title to Old Certificates shall pass, only upon proper delivery of such certificates to the Exchange Agent) containing instructions for use in effecting the surrender of Old Certificates in exchange for the consideration to which such person may be entitled pursuant to this Article III. Upon surrender to the Exchange Agent of an Old Certificate for cancellation together with such letter of transmittal duly executed and completed in accordance with the instructions thereto, the holder of such Old Certificate shall promptly be provided in exchange therefor, but in no event later than five (5) Business Days after due surrender, a New Certificate. No interest will accrue or be paid with respect to any cash or other property to be delivered upon surrender of any Old Certificates. Each of CEC and the Surviving Entity shall be entitled to deduct and withhold, or cause the Exchange Agent to deduct and withhold, from the consideration otherwise payable pursuant to this Agreement to any holder of CAC Common Stock such amounts as it may be required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign Tax Law. To the extent that amounts are so withheld by CEC, the Surviving Entity or the Exchange Agent, as the case may be, the withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holders of CAC Common Stock in respect of which the deduction and withholding was made by CEC, the Surviving Entity or the Exchange Agent, as the case may be, and such amounts shall be delivered by CEC, the Surviving Entity or the Exchange Agent, as the case may be, to the applicable taxing authority.

(c) Transfer to Holder other than Existing Holder. If any New Certificate representing shares of CEC Common Stock is to be issued in a name other than that of the registered holder of the Old Certificate surrendered in exchange therefor, it shall be a condition of such issuance that the Old Certificate so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the Person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other Taxes required by reason of the issuance of a certificate representing shares of CEC Common Stock in a name other than that of the registered holder of the Old Certificate

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surrendered, or required for any other reason relating to such holder or requesting person, or shall establish to the reasonable satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(d) Dividends. No dividends or other distributions with a record date after the Effective Time with respect to CAC Common Stock shall be paid to the holder of any unsurrendered Old Certificate until the holder thereof shall surrender such Old Certificate in accordance with this Article III. After the surrender of an Old Certificate in accordance with this Article III, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to the shares of CEC Common Stock represented by the New Certificate.

(e) Lost, Stolen or Destroyed Certificates. If any Old Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Old Certificate to be lost, stolen or destroyed and, if required by CEC or the Exchange Agent, the posting by such Person of a bond in such reasonable amount as CEC or the Exchange Agent may direct as indemnity against any claim that may be made against it with respect to such Old Certificate, CEC or the Exchange Agent shall, in exchange for such lost, stolen or destroyed Old Certificate, pay or cause to be paid the consideration deliverable in respect of the shares formerly represented by such Old Certificate pursuant to this Article III.

3.4 Equity Compensation.

(a) Stock Options. Immediately prior to the Effective Time, each outstanding and unexercised option to purchase shares of CAC Common Stock (each, a “CAC Stock Option”) will, at the Effective Time, cease to represent an option to purchase CAC Common Stock and will be converted automatically into an option to purchase a number of shares of CEC Common Stock (each, a “Converted Stock Option”) equal to the product (rounded down to the nearest whole share) of (i) the number of shares of CAC Common Stock subject to such CAC Stock Option and (ii) the Exchange Ratio, at an exercise price per share (rounded up to the nearest whole cent) equal to (x) the exercise price of such CAC Stock Option divided by (y) the Exchange Ratio, and each unvested CAC Stock Option granted pursuant to the Caesars Acquisition Company 2014 Performance Incentive Plan shall be amended to provide that it shall become vested and exercisable (at target performance levels, if applicable) upon the optionee’s termination of employment without “cause” (as defined in the Caesars Acquisition Company 2014 Performance Incentive Plan) by the Surviving Entity or any of its Subsidiaries or for Good Reason (as defined herein), in either case within six (6) months following the Effective Time. Prior to the Effective Time, the CAC Board shall adopt appropriate resolutions and take all other actions necessary to cause each CAC Stock Option to be converted, assumed and amended, as applicable, in accordance with the foregoing. Following the Effective Time, except for the amendment of the unvested CAC Stock Options granted pursuant to the Caesars Acquisition Company 2014 Performance Incentive Plan, each Converted Stock Option will continue to be governed by the same terms and conditions as were applicable under the CAC Stock Plan for each CAC Stock Option immediately prior to the Effective Time. Immediately prior to the Effective Time, each outstanding and unvested CEC Stock Option granted under to the Caesars Entertainment Corporation 2012 Performance Incentive Plan shall be amended to provide that it shall become vested and exercisable (at target performance levels, if applicable) upon the

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optionee’s termination of employment without “cause” (as defined in the Caesars Entertainment Corporation 2012 Performance Incentive Plan) by the Surviving Entity or any of its Subsidiaries or for Good Reason (as defined herein), in either case within six (6) months following the Effective Time.

(b) CAC Awards. Immediately prior to the Effective Time, each outstanding right of any kind to receive shares or share equivalents of CAC Common Stock which has been granted under any CAC Stock Plan (other than any CAC Stock Option) (a “CAC Award”) will, at the Effective Time, cease to represent a right to receive shares or share equivalents in CAC Common Stock, and will be converted automatically into the right to receive shares (or share equivalents, as the case may be) in CEC Common Stock (each, a “CEC Award”), which, in the case of CAC Awards denominated in shares shall be in an amount equal to the product (rounded down to the nearest whole share) of (i) the number of shares of CAC Common Stock subject to such CAC Award and (ii) the Exchange Ratio, and each unvested CAC Award granted pursuant to the Caesars Acquisition Company 2014 Performance Incentive Plan shall be amended to provide that it shall become vested and exercisable (at target performance levels, if applicable) upon the awardee’s termination of employment without “cause” (as defined in the Caesars Acquisition Company 2014 Performance Incentive Plan) by the Surviving Entity or any of its Subsidiaries or for Good Reason (as defined herein), in either case within six (6) months following the Effective Time. In the case of CAC Awards denominated in cash, the number of shares of CEC Common Stock or other securities, property or cash that may be delivered in settlement thereof shall be determined pursuant to the terms of the particular CAC Stock Plan on the relevant settlement date(s) for such awards. Prior to the Effective Time, the CAC Board or the CEC Board, as applicable, shall adopt appropriate resolutions and take all other actions necessary to cause each CAC Award to be converted, adjusted, assumed and amended, as applicable, in accordance with the foregoing. Following the Effective Time, except for the amendment of the unvested CAC Awards granted pursuant to the Caesars Acquisition Company 2014 Performance Incentive Plan, each CEC Award will continue to be governed by the same terms and conditions as were applicable under the CAC Stock Plan for each CAC Award immediately prior to the Effective Time. Immediately prior to the Effective Time, each outstanding and unvested right of any kind to receive shares or share equivalents of CEC Common Stock granted under the Caesars Entertainment Corporation 2012 Performance Incentive Plan (other than any CEC Stock Option) shall be amended to provide that it shall become vested and exercisable (at target performance levels, if applicable) upon the awardee’s termination of employment without “cause” (as defined in the Caesars Entertainment Corporation 2012 Performance Incentive Plan) by the Surviving Entity or any of its Subsidiaries or for Good Reason (as defined herein), in either case within six (6) months following the Effective Time.

(c) Notwithstanding the foregoing, each CAC Stock Option, whether or not intended to be an “incentive stock option” (as defined in Section 422 of the Code), will be adjusted in accordance with the requirements of Sections 424 and 409A of the Code.

3.5 Dissenters’ Rights. No appraisal or dissenters’ rights shall be available to holders of CAC Common Stock or holders of CEC Common Stock in connection with the Merger.

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ARTICLE IV

REPRESENTATIONS AND WARRANTIES

4.1 Disclosure Schedules. Before entry into this Agreement, CAC delivered to CEC a schedule (the “CAC Disclosure Schedule”) and CEC delivered to CAC a schedule (the “CEC Disclosure Schedule,” and together with the CAC Disclosure Schedule, each, a “Disclosure Schedule”), setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties made by CAC or CEC, respectively, contained in Section 4.3 or to one or more covenants contained in Article V; provided that the inclusion of an item in a Disclosure Schedule as an exception to a representation or warranty will not by itself be deemed an admission by a Party that such item is material or is reasonably likely to result in a Material Adverse Effect with respect to such Party or, solely with respect to an exception to a representation or warranty, that such item was required to be disclosed therein.

4.2 Standard. For all purposes of this Agreement, no representation or warranty of CAC or CEC contained in Section 4.3 (other than (a) the representations and warranties contained in Sections 4.3(a)(i), 4.3(c)(i), 4.3(c)(ii), 4.3(e)(i), 4.3(g)(i), 4.3(g)(iii)(B), 4.3(o)(xii), 4.3(s), 4.3(t) and 4.3(u) which shall be true and correct in all respects and (b) the representations and warranties contained in Section 4.3(b), which shall be true and correct, except for inaccuracies that are de minimis in nature or effect) will be deemed untrue or incorrect, and no Party will be deemed to have breached a representation or warranty, as a consequence of the existence or absence of any fact, circumstance or event unless such fact, circumstance or event, individually or taken together with all other facts, circumstances or events inconsistent with any representation or warranty contained in Section 4.3 (except for Section 4.3(g)(i), read for this purpose without regard to any individual reference to materiality), as applicable, has had or is reasonably likely to have a Material Adverse Effect on such Party.

4.3 Representations and Warranties. For purposes of this Section 4.3, references to “since inception” with respect to CAC shall mean since February 25, 2013. Except as Previously Disclosed, CAC hereby represents and warrants to CEC (other than with respect to the representations and warranties made in Sections 4.3(b)(ii), 4.3(b)(iii), 4.3(e)(iii) and 4.3(t)(ii) which are made exclusively by CEC), and CEC hereby represents and warrants to CAC (other than with respect to the representations and warranties made in Sections 4.3(b)(i), 4.3(e)(ii), and 4.3(t)(i) which are made exclusively by CAC), as follows:

(a) Organization, Standing and Authority. (i) It is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. (ii) It is duly qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or assets or its conduct of business requires it to be so qualified. Such Party has made available to the other Party a complete and correct copy of its Governing Documents, each as amended to the date hereof, and such Governing Documents are in full force and effect as of the date hereof.

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(b) Capital Stock.

(i) The authorized capital stock of CAC consists of 1,200,000,000 shares of CAC Common Stock, par value $0.001 per share, consisting of 300,000,000 shares denominated as Class A Common Stock, and 900,000,000 shares denominated as Class B Common Stock. As of the date of this Agreement, 137,422,736 shares of CAC Class A Common Stock were outstanding, and no shares of CAC Class B Common Stock were outstanding. As of the date of this Agreement, no more than 2,216,302 shares of CAC Common Stock are subject to CAC Stock Options or other Rights in respect of CAC Common Stock, and no more than 188,973 shares of CAC Common Stock were reserved for future grants under the CAC Stock Plans. All outstanding shares of CAC Common Stock have been duly authorized and are validly issued and outstanding, fully paid and nonassessable, and subject to no preemptive rights (and were not issued in violation of any preemptive rights). Upon any issuance of any shares of CAC Common Stock in accordance with the terms of the CAC Stock Plans, such shares will be duly authorized, validly issued, fully paid and nonassessable and free and clear of any Liens. Except as set forth above and except for shares issuable pursuant to the CAC Stock Plans, as of the date of this Agreement, there are no shares of CAC Common Stock reserved for issuance, CAC does not have any Rights outstanding with respect to CAC Common Stock, and CAC does not have any commitment to authorize, issue or sell any CAC Common Stock or Rights, except pursuant to this Agreement, outstanding CAC Stock Options and the CAC Stock Plans. As of the date of this Agreement, CAC has no contractual obligations to redeem, repurchase or otherwise acquire, or to register with the SEC, any shares of CAC Common Stock. No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which its stockholders may vote are issued and outstanding.

(ii) The authorized capital stock of CEC consists of 1,250,000,000 shares of CEC Common Stock, par value $0.01 per share, and 125,000,000 shares of CEC Preferred Stock, par value $0.01 per share. As of the date of this Agreement, 146,911,966 shares of CEC Common Stock were outstanding, and no shares of CEC Preferred Stock were outstanding. As of the date of this Agreement, no more than 19,350,243 shares of CEC Common Stock are subject to CEC Stock Options or other Rights in respect of CEC Common Stock, and no more than 7,379,709 shares of CEC Common Stock were reserved for future grants under the CEC Stock Plans. All outstanding shares of CEC Common Stock and CEC Preferred Stock have been duly authorized and are validly issued and outstanding, fully paid and nonassessable, and subject to no preemptive rights (and were not issued in violation of any preemptive rights). Upon any issuance of any shares of CEC Common Stock in accordance with the terms of the CEC Stock Plans, such shares will be duly authorized, validly issued, fully paid and nonassessable and free and clear of any Liens. Except as set forth above and except for shares issuable pursuant to the CEC Stock Plans and the CEC

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Warrants, as of the date of this Agreement, there are no shares of CEC Stock reserved for issuance, CEC does not have any Rights outstanding with respect to CEC Stock, and CEC does not have any commitment to authorize, issue or sell any CEC Stock or Rights, except pursuant to this Agreement, outstanding CEC Stock Options, the CEC Stock Plans and the CEC Warrants. As of the date of this Agreement, CEC has no contractual obligations to redeem, repurchase or otherwise acquire, or to register with the SEC, any shares of CEC Stock. No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which its stockholders may vote are issued and outstanding.

(iii) The shares of CEC Common Stock to be issued in the Merger have been duly authorized and, when issued in accordance with the terms of this Agreement, will be (A) validly issued, fully paid and nonassessable shares of capital stock and subject to no preemptive rights and (B) duly listed on the NASDAQ, subject to official notice of issuance.

(c) Subsidiaries.

(i) It has Previously Disclosed a list of all of its Significant Subsidiaries.

(ii) (A) It and each of its Subsidiaries owns, directly or indirectly, all the outstanding equity securities of each of its Subsidiaries free and clear of any Liens, (B) no equity securities of any of its Subsidiaries are or may become required to be issued (other than to it or its wholly owned Subsidiaries) by reason of any Right or otherwise, (C) there are no contracts, commitments, understandings or arrangements by which any of such Subsidiaries is or may be bound to sell or otherwise transfer any equity securities of any such Subsidiaries (other than to it or its wholly owned Subsidiaries), (D) there are no contracts, commitments, understandings, or arrangements relating to its rights to vote or to dispose of such securities and (E) all the equity securities of each Subsidiary held by it or its Subsidiaries have been duly authorized and are validly issued and outstanding, fully paid and nonassessable.

(iii) Each of its Subsidiaries has been duly organized, is validly existing in good standing under the laws of the jurisdiction of its organization, and is duly qualified to do business and in good standing in all jurisdictions where its ownership or leasing of property or its conduct of business requires it to be so qualified.

(iv) It has Previously Disclosed (A) a list of all equity securities (other than equity securities of its Subsidiaries) that it and its Subsidiaries own, control or hold for their own account and (B) a list of all bonds, debentures, notes or other similar obligations that it and its Subsidiaries have issued.

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(d) Power. It and each of its Subsidiaries has the corporate (or comparable) power and authority to carry on their respective businesses as such businesses are now being conducted and to own all their respective properties and assets.

(e) Authority.

(i) It has the corporate power and authority necessary to execute, deliver, and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery, and performance of this Agreement, and the consummation of the transactions contemplated hereby, including the Merger, by it, have been duly and validly authorized by all necessary corporate action (including valid authorization and approval of this Agreement by its duly constituted board of directors), subject only to the receipt of (A) in the case of CEC, the adoption of the plan of merger contained in this Agreement and approval of the Merger by the holders of at least a majority of all outstanding shares of CEC Common Stock in accordance with CEC’s Governing Documents (collectively, the “CEC Requisite Vote”), and (B) in the case of CAC, the adoption of the plan of merger contained in this Agreement and approval of the Merger by the holders of at least a majority of all outstanding shares of CAC Class A Common Stock in accordance with CAC’s Governing Documents (the “CAC Requisite Vote”). Subject to the CEC Requisite Vote in the case of CEC and the CAC Requisite Vote in the case of CAC and assuming due authorization, execution, and delivery of this Agreement by the other Party, this Agreement represents a legal, valid, and binding obligation of it, enforceable against it in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium, or similar laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

(ii) On or prior to the date of this Agreement, the CAC Board (upon the recommendation of the CAC Special Committee) has (A) approved the terms of this Agreement and the Merger, (B) determined that the Merger and the other transactions contemplated hereby are fair to and in the best interests of CAC and its stockholders, and have authorized and approved the plan of merger contained in this Agreement and declared advisable the Merger and (C) resolved to recommend that the stockholders of CAC approve the adoption of this Agreement and the Merger (the “CAC Recommendation”) as soon as the facts and circumstances would justify such a recommendation.

(iii) On or prior to the date of this Agreement, the CEC Board (upon the recommendation of the CEC Special Committee) has (A) approved the terms of this Agreement and the Merger, (B) determined that the Merger and the other transactions contemplated hereby are fair to and in the best interests of CEC and its stockholders, and have authorized and approved the plan of merger contained in this Agreement and declared advisable the Merger and (C) resolved to

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recommend that the stockholders of CEC approve the adoption of this Agreement and the Merger (the “CEC Recommendation”) as soon as the facts and circumstances would justify such a recommendation.

(f) Regulatory Approvals; No Defaults.

(i) No consent from any Governmental Entity, including any Gaming Authority, is required to be made or obtained by it in connection with the execution, delivery and performance by such Party of its obligations under this Agreement and the other agreements, documents and instruments to which such Party is or will be a party, or the consummation by such Party of the transactions contemplated hereby and thereby, except for (A) filings of applications and notices with, and receipt of approvals or nonobjections from, the SEC, the state securities authorities and applicable securities exchanges, (B) filing of the Registration Statement and the Joint Proxy Statement/Prospectus with the SEC and declaration by the SEC of the effectiveness of the Registration Statement under the Securities Act, (C) the filing of the Certificate of Merger, (D) such filings with applicable securities exchanges as are necessary to obtain the listing authorizations contemplated by this Agreement, (E) the Gaming Approvals, if any, (F) consents required under liquor licenses, if any, and (G) approval of the Restructuring by the relevant court or other Governmental Entity.

(ii) Subject to receipt of the regulatory consents and approvals referred to in the preceding paragraph, the expiration of related waiting periods and required filings under federal and state securities laws, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby do not and will not (A) constitute a breach or violation of, or a default under, or give rise to any Lien or any acceleration of remedies, penalty, increase in benefit payable or right of termination under, any applicable Law, or any Order, governmental permit or license, or agreement, indenture or instrument of it or of any of its Subsidiaries or to which it or any of its Subsidiaries or any of their respective properties is subject or bound, (B) constitute a breach or violation of, or a default under, its or any of its Significant Subsidiaries’ Governing Documents or (C) require any consent or approval under any such Law, Order, governmental permit or license, agreement, indenture or instrument.

(g) Financial Reports and Regulatory Documents; Material Adverse Effect.

(i) Such Party’s Annual Reports on Form 10-K (as amended) for the fiscal years ended December 31, 2014 and 2015, and all other reports, registration statements, definitive proxy statements or information statements filed by such Party or any of its Subsidiaries subsequent to December 31, 2015 under the Securities Act or under the Exchange Act (as amended, collectively, “SEC Filings”), in the form filed with the SEC as of the date filed, (A) complied (and any SEC Filings filed after the date hereof will comply) in all material respects with the applicable requirements under the Securities Act or the Exchange Act, as the case may be, and (B) did not (and any SEC Filings filed after the date hereof

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will not) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. Each of the statements of financial position contained in or incorporated by reference into any such SEC Filing (including the related notes and schedules thereto) fairly presented (and any such statements contained in any SEC Filings filed after the date hereof will fairly present) in all material respects such Party’s financial position and that of its Subsidiaries on a consolidated basis as of the date of such statement, and each of the statements of income and changes in stockholders’ equity and cash flows or equivalent statements in such SEC Filing (including any related notes and schedules thereto) fairly presented (and any such statements contained in any SEC Filings filed after the date hereof will fairly present) in all material respects the results of operations, changes in stockholders’ equity and changes in cash flows, as the case may be, of such Party and its Subsidiaries on a consolidated basis for the periods to which those statements relate, in each case in accordance with GAAP consistently applied during the periods involved, except in each case as may be noted therein, and subject to normal year-end audit adjustments and as permitted by Form 10-Q in the case of unaudited statements.

(ii) It and its Subsidiaries have no liabilities, whether or not accrued, contingent or otherwise, which would be required to be reflected or reserved against on or disclosed in a consolidated balance sheet of it and its Subsidiaries prepared in accordance with GAAP, other than those reflected or reserved against in its balance sheets (and the notes thereto) included in such Party’s SEC Filings filed prior to the date of this Agreement and those incurred in the ordinary course of business consistent with past practice since December 31, 2015.

(iii) Since December 31, 2015, (A) it and its Subsidiaries have conducted their respective businesses in the ordinary and usual course consistent with past practice (excluding the incurrence of expenses related to this Agreement and the transactions contemplated hereby), and (B) no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events (described in any paragraph of this Section 4.3 or otherwise), has had or is reasonably likely to have a Material Adverse Effect with respect to it.

(iv) Such Party has made available to such other Party true, correct and complete copies of all written correspondence between the SEC and such Party and any of such Party’s Subsidiaries occurring since December 31, 2015 and prior to the date hereof. There are no outstanding comments from or unresolved issues raised by the SEC with respect to any of such Party’s SEC Filings. None of its Subsidiaries is required to file periodic reports with the SEC pursuant to Section 13 or 15(d) of the Exchange Act.

(h) Litigation. There is no suit, action, investigation or proceeding pending or, to its knowledge, threatened against or affecting it or any of its Subsidiaries (and it is not aware of any basis for any such suit, action or proceeding) (i) that involves a Governmental

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Entity, other than in the ordinary course of business consistent with past practice, (ii) that, as of the date of this Agreement, involves claims asserted on a class, collective or representative basis or (iii) that, individually or in the aggregate, is (A) material to its and its Subsidiaries, taken as a whole, or reasonably likely to result in a restriction on its or any of its Subsidiaries’ businesses after the Effective Time, or (B) reasonably likely to prevent or delay it from performing its obligations under, or consummating the transactions contemplated by, this Agreement. There is no Order or regulatory restriction imposed upon or entered into by it, any of its Subsidiaries or the assets of it or any of its Subsidiaries.

(i) Regulatory Matters. Neither it nor any of its Subsidiaries is subject to, or has been advised that it is reasonably likely to become subject to, any special procedures or restrictions imposed by any written Orders, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, or adopted any board resolutions at the request of, any Governmental Entity charged with the supervision or regulation of it or any of its Subsidiaries, other than procedures or restrictions imposed by any Gaming Authority in the ordinary course of business consistent with past practice. There are no formal or informal investigations relating to any regulatory matters pending before any Governmental Entity with respect to it or its Subsidiaries, other than investigations by any Gaming Authority in the ordinary course of business consistent with past practice.

(j) Compliance with Laws. It and each of its Subsidiaries:

(i) has, since January 1, 2015, conducted its business in compliance with all applicable federal, state, local and foreign statutes, Laws, regulations, ordinances, rules, judgments, Orders or decrees applicable thereto or to the employees conducting such businesses;

(ii) has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Entities that are required in order to permit them to own or lease their properties and to conduct their businesses as presently conducted; all such permits, licenses, certificates of authority, Orders and approvals are in full force and effect and, to its knowledge, no suspension or cancellation of any of them is threatened;

(iii) has received, since January 1, 2015, no written or, to its knowledge, other notification from any Governmental Entity (A) asserting that it or any of its Subsidiaries is not in compliance with any of the statutes, regulations, rules or ordinances which such Governmental Entity enforces; (B) threatening to revoke any license, franchise, permit or authorization of a Governmental Entity; (C) requiring it or any of its Subsidiaries to enter into or consent to the issuance of any written Order, decree, agreement, memorandum of understanding or similar arrangement, commitment letter or similar submission, or extraordinary supervisory letter; or (D) imposing or threatening to impose any monetary penalty, except, in each case, for regulatory violation letters and similar notifications from Governmental Entities received by it and its Subsidiaries in the ordinary course of business consistent with past practice which are not material to it and its Subsidiaries taken as a whole;

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(iv) is not subject to any pending, or to its knowledge, threatened, investigation, review or disciplinary proceedings by any Governmental Entity against either of it or any of its Subsidiaries or any director, officer or employee thereof; and

(v) (A) is in compliance and, since January 1, 2015, has been in compliance with the United States Foreign Corrupt Practices Act of 1977 (the “Foreign Corrupt Practices Act”) and any other United States and foreign Laws concerning corrupting payments and (B) since January 1, 2015, has not been investigated by any Governmental Entity with respect to, or been given notice by a Governmental Entity of, any violation by it or any of its Subsidiaries of the Foreign Corrupt Practices Act or any other United States or foreign Laws concerning corrupting payments.

(k) Material Contracts; Defaults. Each contract, agreement, arrangement, commitment or understanding to which a Party or one of its Subsidiaries is a party that is a “material contract” within the meaning of Item 601(b)(10) of the SEC’s Regulation S-K (a “Material Contract”) is a valid and legally binding agreement of such Party or one of its Subsidiaries, as applicable, and, to its knowledge, the counterparty or counterparties thereto, is enforceable in accordance with its terms and is in full force and effect. Neither it nor any of its Subsidiaries, and, to its knowledge, any counterparty or counterparties, is in breach of any provision of any Material Contract, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default.

(l) Real Property. All real property and interests in real property owned in fee by it or any of its Subsidiaries (individually, an “Owned Property”) and all real property and interests in real property leased, subleased, licensed used or otherwise occupied by it or one of its Subsidiaries and any prime or underlying leases, subleases, licenses or other use or occupancy agreements relating thereto (individually, a “Leased Property”) are set forth or described in the Form 10-K filed by it with the SEC for the year ended December 31, 2015 or otherwise Previously Disclosed, except for any Owned Property or Leased Property which is not, individually or in the aggregate, material to it and its Subsidiaries, taken as a whole. It or its Subsidiaries, as applicable, has good and valid fee title to all Owned Property and good and valid leasehold title to all Leased Property (an Owned Property or Leased Property being sometimes referred to herein, individually, as a “Property” and, collectively, the “Properties”), in each case subject only to (i) (x) Liens described in the Form 10-K filed by it with the SEC for the year ended December 31, 2015, (y) Liens which are Previously Disclosed or of record and not material, or (z) inchoate workmen’s, repairmen’s or other similar Liens arising or incurred in the ordinary course of business consistent with past practice relating to obligations as to which there is no default on the part of it or any of its Subsidiaries or that individually or in the aggregate, do not impair, and would not reasonably be expected to impair, the continued use and operation of the Property to which they relate in the conduct of the business of it or its Subsidiaries as presently conducted, (ii) leases, subleases and similar agreements Previously Disclosed or for the benefit of it or its Affiliates or which are not material to it and its Subsidiaries taken as a whole

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and which were entered into in the ordinary course of business consistent with past practice and (iii) easements, covenants, rights-of-way and other similar restrictions of record, if any, that, (x) are for the benefit of it or its Affiliates or (y) are granted to third parties and, individually or in the aggregate, do not impair, and would not reasonably be expected to impair, the continued use and operation of the Property to which they relate in the conduct of the business of it or its Subsidiaries as presently conducted. Any reciprocal easements, operating agreements, option agreements, rights of first refusal or rights of first offer with respect to any Property at which a casino or hotel project is operated are Previously Disclosed, except with respect to any Property which is not, individually or in the aggregate, material to it and its Subsidiaries, taken as a whole. To its knowledge, there are no physical conditions or defects at any of the Properties at which casino or hotel operations are conducted which impair or would be reasonably expected to impair the continued operation and conduct of the casino, hotel and related businesses as presently conducted at each such Property. To its knowledge, all leases, subleases, licenses and other use or occupancy agreements pursuant to which it or its Subsidiaries leases, subleases, licenses, uses or occupies any Leased Property are valid and in full force and effect.

(m) Environmental Matters. (i) There are no Environmental Liabilities, (ii) there are no Environmental Conditions, (iii) there is no pending or, to its knowledge, threatened enforcement action regarding an Environmental Condition or compliance with Environmental Laws with respect to any of its or its Subsidiaries’ Property or the operation of their respective businesses, (iv) no Hazardous Substance is located on any of its or its Subsidiaries’ Property except for amounts permitted under Environmental Laws, (v) since January 1, 2011, in the case of CEC, and since inception, in the case of CAC, neither it nor its Subsidiaries have received a written notice from any Governmental Entity or third party alleging a violation of any Environmental Law which has not been addressed and cured in accordance with applicable Environmental Law and (vi) it and its Subsidiaries are in compliance with all applicable Environmental Laws. It and its Subsidiaries possess all licenses, permits, certificates, registrations, approvals, authorizations and consents from any Governmental Entity required under Environmental Laws with respect to the operation of the respective businesses of it and its Subsidiaries. It has Previously Disclosed or otherwise made available true and complete copies of (A) all licenses, permits, certificates, registrations, approvals, authorizations and consents from any Governmental Entity issued to it or its Subsidiaries under Environmental Laws with respect to its or its Subsidiaries’ Property or the operation of their respective businesses, (B) all written notices received by it or its Subsidiaries from any Governmental Entity or third party alleging a violation of any Environmental Law with respect to its or its Subsidiaries’ Property or the operation of their respective businesses and (C) any other assessments, reports, and documents concerning environmental matters relating to it or its Subsidiaries or their respective operations and activities.

(n) Benefit Arrangements and Labor Matters.

(i) All of its material Benefit Arrangements as of the date hereof are Previously Disclosed. True and complete copies of all of its material Benefit Arrangements as of the date hereof, including any trust instruments, financial statements and insurance contracts and, with respect to any employee stock ownership plan, loan agreements forming a part of any of its Benefit Arrangements, and all amendments thereto, have been made available to the other Party. None of its material Benefit Arrangements are subject to the laws of a country outside the United States.

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(ii) All of its Benefit Arrangements, other than “multiemployer plans” within the meaning of Section 3(37) of ERISA (each, a “Multiemployer Plan”), are in compliance, in form and operation, with their terms and ERISA, the Code and other applicable laws (including with respect to non-discrimination requirements, fiduciary duties and required regulatory filings). All of its Benefit Arrangements intended to be qualified under Section 401 of the Code are subject to a currently effective determination letter. With respect to any Benefit Arrangements that are Multiemployer Plans, (A) such Multiemployer Plans are Previously Disclosed, (B) to its knowledge, no event has occurred that would be reasonably likely to present a risk of a partial withdrawal, (C) the transactions contemplated by this Agreement will not result in any contingent liability under ERISA, (D) to its knowledge, no circumstances exist that would be reasonably likely to present a risk that any such Multiemployer Plan will go into reorganization and (E) it has no current intention to withdraw from any Multiemployer Plan.

(iii) All contributions required to be made under each Benefit Arrangement, as of the date hereof, have been timely made or have been reflected in the consolidated financial statements filed with its SEC Filings. As of the date hereof, there is no pending or, to its knowledge threatened, litigation relating to any of its Benefit Arrangements.

(iv) There has been no amendment to, announcement by it or any of its Subsidiaries relating to, or change in employee participation or coverage under, any of its Benefit Arrangements which would increase the expense of maintaining such plan above the level of the expense incurred therefor for the most recent fiscal year. Neither the execution of this Agreement, stockholder approval of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in combination with any other event) (A) entitle any of its employees or the employees of any of its Subsidiaries to severance pay or any increase in severance pay upon any termination of employment after the date hereof, (B) accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or result in any other obligation pursuant to, any of its Benefit Arrangements or cause or result in the vesting or termination of any CAC Stock Options or CAC Awards, (C) limit or restrict the right of it or, after the consummation of the transactions contemplated hereby, CEC to merge, amend or terminate any of its Benefit Arrangements or (D) result in payments under any of its Benefit Arrangements which would not be deductible under Section 162(m) or Section 280G of the Code.

(v) There is no pending or, to its knowledge, threatened strike, slowdown, work stoppage, or lockout by or with respect to any of its Employees, and since January 1, 2015, no such strike, slowdown, work stoppage, lockout, or,

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to its knowledge, threat thereof, has occurred. With respect to the transactions contemplated by this Agreement, any notice to its or its Subsidiaries’ Employees or their representatives as required by applicable Law or any collective bargaining agreements, labor union contracts, trade union agreements, foreign works council contracts or similar arrangements covering the terms and conditions of employment of any Employee (any such contract or arrangement, a “Labor Agreement”) has been, or prior to the Effective Time will be, given, and all bargaining obligations have been, or prior to the Effective Time will be, satisfied.

(vi) It is in compliance with (A) the terms of all Labor Agreements and (B) all applicable Laws respecting employment and employment practices, including Laws with respect to the terms and conditions of employment, health and safety, wages and hours, “exempt” and “non-exempt” classifications, classifications of employees and independent contractors, child labor, immigration, employment discrimination, disability rights or benefits, equal opportunity, termination of employment, plant closures and layoffs, affirmative action, workers’ compensation, labor relations, employee leave issues and unemployment insurance.

(vii) It and its Subsidiaries are in compliance with all applicable employee licensing requirements and each has taken commercially reasonable measures to ensure that any Employee who is required to have a gaming or other license under any Gaming Laws or other Laws maintains such license in current and valid form.

(o) Taxes.

(i) All Tax Returns that are required to be filed or delivered (taking into account any extensions of time within which to file or deliver) by or with respect to it and its Subsidiaries have been duly and timely filed or delivered, and all such Tax Returns are complete and accurate in all respects.

(ii) All Taxes due have been timely paid in full (whether or not shown to be due on the Tax Returns referred to in clause (i)).

(iii) All Taxes that it or any of its Subsidiaries is obligated to withhold from amounts owing to any employee, creditor or third party have been paid over to the proper Governmental Entity in a timely manner, to the extent due and payable.

(iv) No extensions or waivers of statutes of limitations for the assessment of Taxes have been given by or requested in writing with respect to any of its U.S. federal, state, local or foreign income Taxes or those of its Subsidiaries.

(v) None of the Tax Returns referred to in clause (i) is currently under any audit, suit, proceeding, examination or assessment by the IRS or the relevant state, local or foreign taxing authority and neither it nor its Subsidiaries has

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received written notice from any taxing authority that an audit, suit, proceeding, examination or assessment in respect of such Tax Returns is pending or threatened.

(vi) No deficiencies have been asserted or assessments made against it or its Subsidiaries by the relevant taxing authorities as a result of any audit or examination of any of the Tax Returns referred to in clause (i).

(vii) No claim has been made in writing against it or its Subsidiaries by any taxing authorities in a jurisdiction where it or its Subsidiaries does not file Tax Returns that it or its Subsidiaries is or may be subject to taxation by that jurisdiction.

(viii) It has made provision in accordance with GAAP, in the financial statements included in its SEC Filings filed before the date hereof, for all Taxes that accrued on or before the end of the most recent period covered by its SEC Filings filed before the date hereof.

(ix) Neither it nor any of its Subsidiaries is a party to or is otherwise bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement (i) exclusively between or among it and its wholly owned Subsidiaries or (ii) the primary purpose of which is not the allocation or payment of Tax liability that was entered into in the ordinary course of business consistent with past practice).

(x) Within the past two years, neither it nor any of its Subsidiaries has been a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify for tax-free treatment under Section 355 of the Code.

(xi) Neither it nor any of its Subsidiaries has participated in or been a party to a transaction that constitutes a “listed transaction” within the meaning of Section 1.6011-4(b)(2) of the Treasury Regulations.

(xii) Neither it nor any of its Subsidiaries has taken any action or knows of any fact that would reasonably be expected to prevent the Merger from qualification as a reorganization with the meaning of Section 368(a) of the Code.

(xiii) There are no Liens for Taxes upon its property and assets or any of its Subsidiaries’ property and assets except for Liens not yet due and owing.

(xiv) Neither it nor any of its Subsidiaries will be required for Tax purposes to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending on or after the Closing Date, taking into account the Merger, as a result of (i) any change in method of accounting for a taxable period ending on or prior to the Closing Date, (ii) any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) executed on or prior to the Closing Date, (iii) any installment sale or open

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transaction made or entered into on or prior to the Closing Date, (iv) any prepaid amount received on or prior to the Closing Date or (v) any election under 108(i) of the Code.

(p) Takeover Laws and Provisions. It has taken all action required to be taken by it in order to exempt this Agreement and the transactions contemplated hereby from, and this Agreement and the transactions contemplated hereby are exempt from, the requirements of any “moratorium,” “control share,” “fair price,” “affiliate transaction,” “business combination” or other antitakeover laws and regulations of any state (collectively, “Takeover Laws”). It has taken all action required to be taken by it in order to make this Agreement and the transactions contemplated hereby comply with, and this Agreement and the transactions contemplated hereby do comply with, the requirements of any Articles, Sections or provisions of its Governing Documents concerning “business combination,” “fair price,” “voting requirement,” “constituency requirement” or other related provisions (collectively, “Takeover Provisions”).

(q) Intellectual Property.

(i) To its knowledge, all of its and its Subsidiaries’ Party Intellectual Property necessary for the operation of their respective businesses as presently conducted is valid, subsisting and enforceable. Its and each of its Subsidiaries (A) solely owns, free and clear of all Liens, all right, title and interest in and to their respective Party Intellectual Property necessary for the operation of their respective businesses as presently conducted, and (B) owns or licenses all of the Intellectual Property necessary for the operation of their respective businesses as presently conducted. To its knowledge, upon the consummation of the transactions contemplated by this Agreement, all of its and its Subsidiaries’ Intellectual Property rights necessary for the operation of their respective businesses as presently conducted shall survive and be available for use in the same manner and on substantially the same terms as of immediately prior to the date hereof.

(ii) To its knowledge, the operation of its and its Subsidiaries’ respective businesses as presently conducted does not infringe, dilute, misappropriate or otherwise violate the Intellectual Property rights of any third person. To its knowledge, no third person is infringing, diluting, misappropriating or otherwise violating its or its Subsidiaries’ Intellectual Property rights.

(iii) It and its Subsidiaries have taken reasonable measures to protect (A) their rights in their respective Party Intellectual Property and (B) the confidentiality of all Trade Secrets that are owned, used or held by it or its Subsidiaries, and to its knowledge, such Trade Secrets have not been used, disclosed to or discovered by any person except pursuant to appropriate non-disclosure or license agreements which have not been breached.

(iv) It and each of its Subsidiaries has complied with applicable Law, as well as its own rules, policies, and procedures, relating to privacy, data

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protection, and the collection, retention, protection, and use of personal information collected, used, or held for use by it and its Subsidiaries. No claims have been asserted or threatened against it or its Subsidiaries alleging a violation of any Person’s privacy or personal information or data rights. To its knowledge, there have been no security breaches in the information technology systems of it and its Subsidiaries or the information technology systems of any third person to the extent used by or on behalf of it and its Subsidiaries.

(r) Insurance. It and each of its Subsidiaries maintain adequate insurance coverage for all normal risks incident to their respective businesses and their respective properties and assets.

(s) Accounting and Internal Controls.

(i) It and its Subsidiaries have devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP. It has designed and implemented disclosure controls and procedures (within the meaning of Rules 13a-15(e) and 15d-15(e) of the Exchange Act) to ensure that material information relating to it and its Subsidiaries is made known to its management by others within those entities as appropriate to allow timely decisions regarding required disclosure and to make the certifications required by the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act.

(ii) It has Previously Disclosed, based on its most recent evaluation prior to the date hereof, to its auditors and the audit committee of its board of directors: (A) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in its internal controls over financial reporting.

(t) Financial Advisors, Etc.

(i) None of CAC, its Subsidiaries or any of their officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finder’s fees in connection with the transactions contemplated herein, except that, in connection with this Agreement, the CAC Special Committee has retained Moelis & Company LLC as its financial advisor.

(ii) None of CEC, its Subsidiaries or any of their officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finder’s fees in connection with the transactions contemplated herein, except that, in connection with this Agreement, the CEC Special Committee has retained Centerview Partners, LLC as its financial advisor.

(u) Affiliate Transactions. Since the date its most recent Form 10-K was filed with the SEC, there have been no transactions, agreements, arrangements or understandings

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between it or any of its Subsidiaries, on the one hand, and any of its Affiliates (other than its Subsidiaries), on the other hand, that would be required to be disclosed under Item 404 of Regulation S-K promulgated by the SEC that have not been Previously Disclosed.

ARTICLE V

COVENANTS

5.1 Reasonable Best Efforts. Subject to the terms and conditions of this Agreement, CEC and CAC will each use their respective commercially reasonable best efforts to take, or cause to be taken, in good faith, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable Laws, so as to permit consummation of the Merger as promptly as practicable and otherwise to enable consummation of the transactions contemplated hereby, and each Party will cooperate fully with the other Party to that end.

5.2 Conduct of Business.

(a) Except to the extent required by this Agreement or the applicable RSA, permitted by Section 5.7 or as Previously Disclosed, from the date hereof until the Effective Time or the date on which this Agreement is terminated pursuant to Section 7.1, each Party shall and shall cause each of its respective Subsidiaries to (i) conduct its business in the ordinary course of business consistent with past practice and in compliance with Law and (ii) use commercially reasonable efforts to (x) maintain its material assets and properties in their current condition (normal wear and tear and damages caused by casualty or by any reason outside of its control excepted) and (y) preserve intact its business organization and maintain the existing relations with customers, suppliers, tenants, creditors, licensors, licensees, business partners, officers, key employees, consultants, insurers and others having business dealings with it, in each case in all material respects.

(b) Each Party agrees that from the date hereof until the Effective Time or the date on which this Agreement is terminated pursuant to Section 7.1, except as expressly contemplated or permitted by this Agreement or the applicable RSA (including any acts or omissions with respect to or in connection with the Restructuring or the Plan, consistent with the terms of the applicable RSA) or as Previously Disclosed, without the prior written consent of the other Party (such consent not to be unreasonably withheld, conditioned or delayed, except with respect to clauses (i), (ii), (iii), (iv), (xiv) and (xvii), as to which the other Party may grant or withhold its consent in its sole discretion), it will not, and will cause each of its Subsidiaries not to:

(i) enter into any material new line of business outside the ordinary course of business consistent with past practice;

(ii) amend (A) the Governing Documents of CEC or CAC, as applicable, (B) the Governing Documents of its Subsidiaries in any material respect or (C) any terms of its outstanding equity interests or other securities;

(iii) make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any distribution on any shares of its capital stock,

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or directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of its capital stock, except for (A) dividends from its wholly owned Subsidiaries to it or another of its wholly owned Subsidiaries or (B) dividends, distributions, redemptions and purchases that are not material to it and its Subsidiaries, taken as a whole;

(iv) issue or sell or encumber any of its equity interests or any securities convertible into, or rights to acquire, any of its equity interests;

(v) purchase any equity interests in or securities of, or make any other investment in, or make any loans or advances to, any Person, except for acquisitions, investments, loans or advances (A) in the ordinary course of business consistent with past practice or (B) that are not material to it and its Subsidiaries, taken as a whole;

(vi) (A) materially increase the compensation payable or that could become payable to directors or officers, (B) increase the compensation payable or that could become payable to Employees in any material respect, other than increases in compensation made in the ordinary course of business consistent with past practice, (C) enter into any new, or amend in any material respect, any existing employment, severance, retention or change in control agreement with any of its past or present officers or Employees or (D) enter into or amend in any material respect any Labor Agreement except in the ordinary course of business consistent with past practice; provided that notwithstanding anything to the contrary contain herein, nothing shall affect the ability of such Party to negotiate collective bargaining agreements and related ancillary agreements in the ordinary course of business consistent with past practice;

(vii) enter into, establish, adopt, amend, modify (including by way of interpretation) or renew any Benefit Arrangement, or any trust agreement (or similar arrangement) related thereto, in respect of any director, officer or employee, other than as set forth in Section 5.12, take any action to accelerate the vesting or exercisability of CEC Stock Options, CEC Awards, CAC Stock Options or CAC Awards, as applicable, or other compensation or benefits payable under any Benefit Arrangement, fund or in any other way secure or fund the payment of compensation or benefits under any Benefit Arrangement, change the manner in which contributions to any Benefit Arrangement are made or determined, or add any new participants to or increase the principal sum of any non-qualified retirement plans (or, with respect to any of the preceding, communicate any intention to take such action), except (A) as Previously Disclosed or as may be required by applicable Law, (B) to satisfy Previously Disclosed contractual obligations existing as of the date hereof, including pursuant to the terms of any Benefit Arrangement, (C) amendments that do not materially increase benefits or result in materially increased administrative costs, or (D) as permitted by Section 5.2(b)(vi) and Section 5.12; provided that notwithstanding anything to the contrary contained herein, nothing shall affect the ability of such Party from changing its Benefit Arrangements (x) in the ordinary course, (y) in connection with a change in Law or (z) in connection with any collective bargaining process;

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(viii) sell, transfer, lease, dispose of, grant or otherwise authorize the sale, transfer, lease, disposition, grant of, any of its material properties or assets, except in the ordinary course of business consistent with past practice;

(ix) except in the ordinary course of business consistent with past practice cancel any material indebtedness owed to it or waive any claims or rights of substantial value of it;

(x) (A) terminate, enter into, renew, extend, amend or modify in any material respect adverse to such Party (including by way of interpretation) any Material Contract, (B) incur, guarantee, pay or prepay any material indebtedness for borrowed money other than in the ordinary course of business consistent with past practice, (C) make any capital expenditures in excess of the amount set forth on Section 5.2(b)(x)(C) of the CAC Disclosure Schedule, in the case of CAC and its Subsidiaries, or the amount set forth on Section 5.2(b)(x)(C) of the CEC Disclosure Schedule, in the case of CEC and its Subsidiaries, (D) incur any material liabilities other than in the ordinary course of business consistent with past practice or (E) place any Lien on any of its material properties or assets, except in the ordinary course of business consistent with past practice;

(xi) make any material change to its financial accounting methods, principles or practices, except as may be required by Law or by GAAP;

(xii) other than elections made in connection with the Restructuring (including an election to accelerate deferred discharge of indebtedness income under Section 108(i) of the Code or any similar provision of state, local or foreign Tax Law), change or revoke any material Tax election, materially change any of its methods of reporting income or deductions for Tax purposes, compromise any material Tax liability or settle any material Tax claim, audit or dispute, or file any materially amended Tax Return;

(xiii) enter into any material settlement, consent decree or other agreement or arrangement with a third party or Governmental Entity;

(xiv) notwithstanding anything herein to the contrary, (A) knowingly take, or knowingly omit to take, any action that would, or would be reasonably likely to, prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code or (B) knowingly take, or knowingly omit to take, any action that is reasonably likely to result in any of the conditions set forth in Article VI not being satisfied in a timely manner, except (with prior notice to the other Party) as may be required by applicable Law;

(xv) enter into any agreement, agreement in principle, letter of intent, memorandum of understanding or similar contract with respect to any joint venture, strategic partnership or alliance requiring the commitment of capital or the contribution of assets by it or other obligations of it in excess of $200 million, individually or in the aggregate;

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(xvi) abandon, encumber, convey title (in whole or in part), license or grant a covenant not to sue or any other right to material Party Intellectual Property, other than in the ordinary course of business consistent with past practice;

(xvii) adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such a liquidation or dissolution, restructuring, recapitalization or reorganization; or

(xviii) enter into any contract with respect to, or otherwise agree or commit to do, any of the foregoing.

5.3 Stockholder Approvals; Stockholder Meeting.

(a) As promptly as reasonably practicable following the Adjustment Date, CEC shall, in accordance with applicable Law and the Governing Documents of CEC, establish a record date for, duly call, give notice of, convene and hold the CEC Stockholder Meeting. CEC shall use its commercially reasonable best efforts to cause the Joint Proxy Statement/Prospectus to be mailed to its stockholders and to hold the CEC Stockholder Meeting as soon as reasonably practicable after the Registration Statement is declared effective under the Securities Act. As soon as the facts and circumstances would justify such a recommendation, CEC shall, through the CEC Board, recommend to its stockholders that they give the CEC Requisite Vote, include such recommendation in the Joint Proxy Statement/Prospectus and use its commercially reasonable best efforts to obtain from its stockholders the CEC Requisite Vote, subject to the right of CEC and the CEC Board to take the actions permitted by Section 5.7.

(b) As promptly as reasonably practicable following the Adjustment Date, CAC shall, in accordance with applicable Law and the Governing Documents of CAC, establish a record date for, duly call, give notice of, convene and hold the CAC Stockholder Meeting. CAC shall use its commercially reasonable best efforts to cause the Joint Proxy Statement/Prospectus to be mailed to its stockholders and to hold the CAC Stockholder Meeting as soon as reasonably practicable after the Registration Statement is declared effective under the Securities Act. As soon as the facts and circumstances would justify such a recommendation, CAC shall, through the CAC Board, recommend to its stockholders that they give the CAC Requisite Vote, include such recommendation in the Joint Proxy Statement/Prospectus and use its commercially reasonable best efforts to obtain from its stockholders the CAC Requisite Vote, subject to the right of CAC and the CAC Board to take the actions permitted by Section 5.7.

5.4 SEC Filings.

(a) Each Party will cooperate in ensuring that all required SEC filings are timely and properly made. CEC will prepare a registration statement on Form S-4 or other applicable form (the “Registration Statement”) to be filed by CEC with the SEC in connection with the issuance of CEC Common Stock pursuant to Article III of this Agreement, and the Parties will jointly prepare the proxy statement and prospectus and other materials of CEC and

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CAC to be filed with the SEC and included in the Registration Statement (the “Joint Proxy Statement/Prospectus”), as well as any other related documents. Each Party will cooperate, and will cause its Subsidiaries to cooperate, with the other Party, its counsel and its accountants, in the preparation of the Registration Statement and the Joint Proxy Statement/Prospectus. As soon as reasonably practicable following the date hereof, (i) CEC and CAC, as applicable, will file the Joint Proxy Statement/Prospectus with the SEC and (ii) CEC will file the Registration Statement, including the Joint Proxy Statement/Prospectus in preliminary form, with the SEC. After filing the Registration Statement, CEC will use commercially reasonable best efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as reasonably practicable, and, upon the later of (x) the Registration Statement being declared effective and (y) five (5) Business Days following the Adjustment Date, the Parties will mail the Joint Proxy Statement/Prospectus to their respective stockholders as promptly as reasonably practicable thereafter. CEC will use commercially reasonable best efforts to maintain the effectiveness of the Registration Statement until the Effective Time. The Joint Proxy Statement/Prospectus and the Registration Statement will include all information reasonably requested by such other Party to be included therein. Each Party shall promptly notify the other upon the receipt of any comments from the SEC or any request from the SEC for amendments or supplements to the Joint Proxy Statement/Prospectus and the Registration Statement, and shall provide the other with copies of all written correspondence between it and its Representatives, on one hand, and the SEC, on the other hand. Each Party will use its commercially reasonable best efforts to respond as promptly as practicable to any comments from the SEC with respect to the Joint Proxy Statement/Prospectus, and CEC will use its commercially reasonable best efforts to respond as promptly as practicable to any comment from the SEC with respect to the Registration Statement. Notwithstanding the foregoing, prior to filing the Registration Statement (or any amendment or supplement thereto) or mailing the Joint Proxy Statement/Prospectus (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, each Party shall (A) cooperate and provide the other Party with a reasonable opportunity to review and comment on such document or response (including the proposed final version of such document or response), (B) include in such document or response all comments reasonably proposed by the other and (C) provide the other Party with a copy of all such filings with the SEC. CEC also agrees to use commercially reasonable best efforts to obtain all necessary state securities Law or “Blue Sky” permits and approvals required to carry out the transactions contemplated hereby. Each Party agrees to furnish for inclusion in the Registration Statement and the Joint Proxy Statement/Prospectus all information concerning it, its Subsidiaries, officers, directors and stockholders as may be required by applicable Law in connection with the foregoing.

(b) CEC and CAC each agrees, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in (i) the Registration Statement will, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (ii) the Joint Proxy Statement/Prospectus and any amendment or supplement thereto will, at the date the definitive Joint Proxy Statement/Prospectus or any amendment or supplement thereto is mailed and on the date of the CAC Stockholder Meeting and the CEC Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or

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necessary to make the statements therein, in the light of the circumstances under which such statement was made, not misleading. CEC and CAC each further agrees that if it becomes aware that any information furnished by it would cause any of the statements in the Joint Proxy Statement/Prospectus or the Registration Statement to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform the other Party thereof and to take appropriate steps to correct the Joint Proxy Statement/Prospectus or the Registration Statement.

(c) CEC will advise CAC, promptly after CEC receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of CEC Common Stock for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or the Joint Proxy Statement/Prospectus or for additional information.

5.5 Public Announcement. Neither Party nor any Affiliate or Representative of such Party shall issue or cause the publication of any press release or public announcement in respect of this Agreement or the transactions contemplated by this Agreement without the prior written consent of the other Party (which consent shall not be unreasonably withheld, conditioned or delayed), except as may be required by applicable Law or stock exchange rules (upon the advice of counsel) in which case the Party required to publish such press release or public announcement shall use commercially reasonable best efforts to provide the other Party a reasonable opportunity to comment on such press release or public announcement in advance of such publication.

5.6 Access; Information.

(a) During the period from the date of this Agreement to the earlier of the Closing or the date on which this Agreement is terminated pursuant to Section 7.1, upon reasonable notice and subject to applicable Laws, each Party shall, and shall cause each of its Subsidiaries to, afford to the other Party and its Representatives reasonable access during normal business hours to all of its and its Subsidiaries’ properties, books and records, contracts and authorized Representatives. None of CEC, CAC or any of their respective Subsidiaries will be required to afford access or disclose information that would jeopardize attorney-client privilege or contravene any provisions of applicable Law or any binding agreement with any third party. The Parties will make appropriate substitute arrangements in circumstances where the previous sentence applies.

(b) Each Party will hold any information that is nonpublic and confidential in accordance with the confidentiality provisions of the Confidentiality Agreement.

(c) No investigation by any Party of the business and affairs of the other Party, pursuant to this Section 5.6 or otherwise, will affect or be deemed to modify or waive any representation, warranty, covenant or agreement in this Agreement, or the conditions to any Party’s obligation to consummate the transactions contemplated by this Agreement.

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5.7 Acquisition Proposals.

(a) Notwithstanding anything to the contrary set forth in this Agreement, from the date of this Agreement and continuing until 11:59 p.m. New York City time on the date which is forty-five (45) Business Days after the date of this Agreement (the “Go-Shop Period End Date”), CAC and its Subsidiaries and their respective Representatives shall have the right (acting under the direction of the CAC Special Committee) to directly or indirectly (A) initiate, solicit and encourage any offer, proposal or inquiry relating to, or any third party indication of interest in, any acquisition or purchase of 100% of the issued and outstanding CAC Common Stock (a “CAC Acquisition Proposal”) from one or more Persons, including by way of contacting third parties or public disclosure and by way of providing access to non-public information regarding, and affording access to the business, properties, assets, books, records and personnel of, CAC and its Subsidiaries, to any Person (each, a “Solicited Person”) pursuant to an executed confidentiality agreement on terms no less favorable to CAC than the Confidentiality Agreement, which shall include, among other things, customary employee non-solicitation and non-hire provisions (a copy of which confidentiality agreement shall be promptly (in all events within one (1) Business Day) provided for informational purposes only to CEC); provided, that CAC shall promptly (and in any event within one (1) Business Day) provide to CEC all material and information delivered or made available to any Solicited Person to the extent such material and information was not previously furnished or made available to CEC; and (B) enter into, participate in and maintain discussions or negotiations regarding, and take any other action to facilitate any inquiries or the making of any proposal that constitutes or would be reasonably likely to lead to, a CAC Acquisition Proposal. Within one (1) Business Day following the Go-Shop Period End Date, CAC shall notify CEC in writing of the material terms and conditions of any CAC Acquisition Proposal (including any amendments or modifications thereof) received from any Excluded Party (as defined below) and the identity thereof.

(b) Except as expressly permitted by this Section 5.7, on the Go-Shop Period End Date, CAC shall (i) immediately cease any activities permitted by Section 5.7(a) and any discussions or negotiations with any Person (other than CEC and any Excluded Party) that are ongoing as of the Go-Shop Period End Date and that relate, or may reasonably be expected to lead to, a CAC Acquisition Proposal, (ii) terminate access to any physical or electronic data rooms relating to a possible CAC Acquisition Proposal and (iii) promptly request each Person (other than CEC and any Excluded Party) that has theretofore executed a standstill, confidentiality or similar agreement in connection with such Person’s consideration of a CAC Acquisition Proposal to return (or if permitted by the applicable agreement, destroy) all information required to be returned (or, if applicable, destroyed) by such Person under the terms of the applicable agreement.

(c) Except as expressly permitted by this Section 5.7, from and after the date hereof, each Party agrees that it (i) will not, and will cause its Subsidiaries (other than, during the period from the Commencement Date to the Confirmation Date, CEOC and its Subsidiaries) and its and its Subsidiaries’ officers and directors (other than, during the period from the Commencement Date to the Confirmation Date, the officers, members and directors of CEOC and its Subsidiaries) not to, and will use its reasonable best efforts to cause its and its Subsidiaries’ employees, agents, advisors and other Representatives (other than, during the period from the Commencement Date to the Confirmation Date, the employees, agents, advisors

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and other Representatives of CEOC and its Subsidiaries) and affiliates not to, initiate, solicit, encourage or knowingly facilitate inquiries or proposals with respect to, or engage or participate in any negotiations concerning, or provide any confidential or nonpublic information or data to, or have or participate in any discussions with, any Person relating to, or approve or recommend, or propose to approve or recommend, or execute or enter into, any letter of intent, agreement in principle, merger agreement, asset purchase or share exchange agreement, option agreement or other similar agreement related to, any Acquisition Proposal for such Party (an “Acquisition Agreement”), (ii) will immediately cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any Persons other than the other Party with respect to any Acquisition Proposal, and (iii) will use its reasonable best efforts to enforce any confidentiality or similar agreement relating to any Acquisition Proposal.

(d) Notwithstanding Sections 5.7(b) and 5.7(c), prior to the receipt of the CEC Requisite Vote, the CEC Board, and prior to the receipt of the CAC Requisite Vote at the CAC Stockholder Meeting, the CAC Board, directly or indirectly through any Representative, may, subject to this Section 5.7(d), (i) participate in negotiations or discussions with any third party that has made (and not withdrawn) a bona fide, unsolicited Acquisition Proposal in writing that the CEC Board or the CAC Board, as applicable, believes in good faith, after consultation with outside legal counsel and a financial advisor, constitutes or would reasonably be expected to result in a Superior Proposal, (ii) thereafter furnish to such third party non-public information relating to the applicable Party or any of its Subsidiaries pursuant to an executed confidentiality agreement on terms no less favorable to such Party than the Confidentiality Agreement, which shall include, among other things, customary employee non-solicitation and non-hire provisions (a copy of which confidentiality agreement shall be promptly (in all events within one (1) Business Day) provided for informational purposes only to the other Party) and/or (iii) take any action that any court of competent jurisdiction orders it to take (which order remains unstayed), but in each case referred to in the foregoing clauses (i) through (iii), only if the CEC Board or the CAC Board, as applicable, determines in good faith, after consultation with outside legal counsel, that failure to take such action would be reasonably likely to be inconsistent with the directors’ fiduciary duties under applicable Law. Each Party will promptly (within one (1) Business Day) advise the other Party following receipt of any Acquisition Proposal or any inquiry that could reasonably be expected to lead to an Acquisition Proposal, and the substance thereof (including the identity of the Person making such Acquisition Proposal), and will keep such other Party apprised of any related developments, discussions and negotiations (including the material terms and conditions of the Acquisition Proposal as it may be amended, revised or supplemented from time to time, and of the execution and delivery of any confidentiality agreement with the Person making such Acquisition Proposal) and will provide to such other Party all material and information delivered or made available to the Person making such Acquisition Proposal to the extent such material and information was not previously furnished or made available to such other Party, in each case on a current basis. Without limiting the foregoing, each Party shall notify the other Party, orally and in writing, within one (1) Business Day if such Party enters into discussions or negotiations with another Person concerning an Acquisition Proposal or provides non-public information or data to any person in accordance with this Section 5.7. Any non-public, competitively sensitive information provided to any third party that is a competitor of CEC or CAC pursuant to the provisions of this Section 5.7(d) or Section 5.7(a) shall be provided pursuant to reasonable and customary procedures designed to protect the confidential and proprietary nature of such information.

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(e) For the avoidance of doubt, after the Go-Shop Period End Date until the receipt of the CAC Stockholder Approval at the CAC Stockholder Meeting, CAC may continue to take any of the actions described in Section 5.7(d) (subject to the limitations and obligations set forth herein) with respect to any bona fide written proposals or offers regarding any CAC Acquisition Proposal submitted by a Solicited Person on or before the Go-Shop Period End Date if the CAC Board believes in good faith, after consultation with outside legal counsel and a financial advisor, constitutes or would reasonably be expected to result in a Superior Proposal (each such Solicited Person, an “Excluded Party”); provided, that an Excluded Party shall cease to be an Excluded Party if the negotiations between CAC and such Solicited Person with respect to the CAC Acquisition Proposal that resulted in such Solicited Person becoming an Excluded Party shall have been terminated.

(f) Except as expressly permitted pursuant to Section 5.7(g), (i) the CEC Board shall not (A) withdraw, amend, modify or materially qualify, in a manner adverse to CAC, the CEC Recommendation, (B) recommend a Superior Proposal, (C) fail to recommend against acceptance of any third party tender offer or exchange offer for the shares of CEC Stock within ten (10) Business Days after the commencement of such offer, (D) make any public statement inconsistent with the CEC Recommendation or (E) resolve or agree to take any of the foregoing actions (any of the foregoing, a “CEC Adverse Recommendation Change”) and (ii) the CAC Board shall not (A) withdraw, amend, modify or materially qualify, in a manner adverse to CEC, the CAC Recommendation, (B) recommend a Superior Proposal, (C) fail to recommend against acceptance of any third party tender offer or exchange offer for the shares of CAC Common Stock within ten (10) Business Days after the commencement of such offer, (D) make any public statement inconsistent with the CAC Recommendation or (E) resolve or agree to take any of the foregoing actions (any of the foregoing, a “CAC Adverse Recommendation Change,” and together with a CEC Adverse Recommendation Change, each an “Adverse Recommendation Change”).

(g) Except as set forth in this Section 5.7(g), neither the CEC Board nor the CAC Board shall make any Adverse Recommendation Change, or cause to permit CEC or CAC, as applicable to enter into (or cause or permit any Subsidiary of such Party to enter into) an Acquisition Agreement. Notwithstanding the foregoing, at any time prior to the receipt of (i) the CEC Requisite Vote (in the case of the CEC Board and CEC) or (ii) the CAC Requisite Vote at the CAC Stockholder Meeting (in the case of the CAC Board and CAC), the CEC Board or the CAC Board, as applicable shall be permitted (x) to terminate this Agreement pursuant to Section 7.1(h) to enter into a definitive Acquisition Agreement with respect to a Superior Proposal that did not result from a material breach of this Section 5.7, subject to compliance with Section 5.7(h) and payment of the Termination Fee in accordance with Section 7.2, if the applicable board of directors (A) has received an Acquisition Proposal that, in the good faith determination of such board of directors, constitutes a Superior Proposal, after having complied with Section 5.7(h), and (B) determines in good faith, after consultation with its legal advisors, that failure to take such action would be reasonably likely to be inconsistent with the directors’ fiduciary duties under applicable Law, or (y) to effect an Adverse Recommendation Change with respect to such Party, if the board of directors effecting such Adverse Recommendation Change determines in good faith, after consultation with its legal advisors, that failure to make an Adverse Recommendation Change would be reasonably likely to be inconsistent with the directors’ fiduciary duties under applicable Law; provided, however, that for purposes of this

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clause (y) (but subject to the penultimate sentence of this Section 5.7(g)), the occurrence of any of the following changes, events or circumstances shall not, in and of itself, form the basis to effect an Adverse Recommendation Change by the board of directors of either Party: (i) any decision in Marblegate Asset Mgmt. v. Educ. Mgmt. Corp., 75 F. Supp. 3d 592, 614 (S.D.N.Y. 2014), presently on appeal to the Second Circuit Court of Appeals or any related CEC guaranty litigation; (ii) any legislative change to the Trust Indenture Act of 1939; (iii) the prosecution of any of the Restructuring Related Claims, provided that, if such Restructuring Related Claims are not satisfied and discharged in a manner that is materially consistent with the Plan and otherwise acceptable to CEC and CAC, then this clause (y)(iii) shall cease to have any force or effect; or (iv) any change in the financial or securities markets or in the market price or valuation of any security or financial interest, or in the business, results of operations or prospects of either Party, except for any such change occurring (I) after the date hereof that is not reasonably foreseeable as of the date hereof, or (II) prior to the date hereof that is not known as of the date hereof to the CEC Special Committee or the CAC Special Committee, as applicable, and only to the extent that any such change described in clause (y)(iv)(I) or (II) has (1) a materially disproportionate effect on CEC and its Subsidiaries, taken as a whole, or CAC and its Subsidiaries, taken as a whole, as the case may be, compared to (A) the other Party and its Subsidiaries, taken as a whole, or (B) other participants in the industries in which CEC and its Subsidiaries or CAC and its Subsidiaries, as the case may be, conduct their businesses, or (2) a material and adverse impact on the ability of CEC or CAC to finance, consummate or implement the Restructuring, including with respect to the consummation of the transactions contemplated under the RSAs and the Plan. For the avoidance of doubt, the foregoing proviso shall not affect the right of either Party to terminate this Agreement pursuant to Section 7.1. In the event of any conflict between this Section 5.7(g) and Section 7.1, Section 7.1 shall control.

(h) Neither the CEC Board or the CAC Board shall be entitled to effect an Adverse Recommendation Change or to terminate this Agreement as permitted under Section 5.7(g) with respect to a Superior Proposal unless: (A) the applicable Party promptly notifies the other Party, in writing, at least five (5) Business Days (the “Notice Period”) before making a CEC Adverse Recommendation Change or a CAC Adverse Recommendation Change, as applicable, or entering into (or causing a Subsidiary to enter into) an Acquisition Agreement, of its intention to take such action with respect to a Superior Proposal, which notice shall state expressly that CEC or CAC, as applicable, has received an Acquisition Proposal that the CEC Board or the CAC Board, as applicable, intends to declare a Superior Proposal and that the CEC Board or the CAC Board, as applicable, intends to make a CEC Adverse Recommendation Change or CAC Adverse Recommendation Change, as applicable and/or CEC or CAC, as applicable, intends to enter into an Acquisition Agreement; (B) the applicable Party attaches to such notice the most current version of the proposed Acquisition Agreement (which version shall be updated on a prompt basis) and the identity of the third party making such Superior Proposal; (C) the applicable Party shall, and shall cause its Subsidiaries to, and shall use its commercially reasonable best efforts to cause its and its Subsidiaries’ Representatives to, during the Notice Period, negotiate with the other Party in good faith to make such adjustments in the terms and conditions of this Agreement so that such Acquisition Proposal ceases to constitute a Superior Proposal, if the other Party, in its discretion, proposes to make such adjustments (it being agreed that in the event that, after commencement of the Notice Period, there is any material revision to the terms of a Superior Proposal, including, any revision in price, the Notice Period shall be extended, if applicable, to ensure that at least three (3) Business Days remains in the Notice

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Period subsequent to the time the applicable Party notifies the other Party of any such material revision (it being understood that there may be multiple extensions)); and (D) the CEC Board or the CAC Board, as applicable, determines in good faith, after consulting with outside legal counsel and its financial advisor, that such Acquisition Proposal continues to constitute a Superior Proposal after taking into account any adjustments made by the other Party during the Notice Period in the terms and conditions of this Agreement.

(i) Any determination to be made or action to be taken by the CAC Board or the CEC Board under this Section 5.7 (including a determination to take no action) shall be made or taken only upon the recommendation of the CAC Special Committee or the CEC Special Committee, as applicable.

(j) Nothing contained in this Agreement shall prevent either Party or the board of directors of either Party from complying with Rule 14d-9 and Rule 14e-2 under the Exchange Act, or other disclosure requirements under applicable Law or the NASDAQ rules, with respect to an Acquisition Proposal; provided that such rules will in no way eliminate or modify the effect that any action pursuant to such rules would otherwise have under this Agreement.

(k) Notwithstanding anything in this Agreement to the contrary, (i) in no event shall any offer, proposal or inquiry relating to, or any third party indication of interest in the sale of all or any part of the businesses or properties of CIE, including the social and mobile games business of CIE (a “CIE Sale Transaction”), constitute an Acquisition Proposal or a Superior Proposal for purposes of this Agreement, (ii) nothing contained in this Section 5.7 or any other provision of this Agreement (other than clause (iii) of this Section 5.7(k)) shall be deemed to restrict CAC from making any determination (including a determination to take no action) or taking any action in connection with a CIE Sale Transaction, (iii) in no event shall CAC or any of its Subsidiaries execute or enter into, any binding letter of intent, agreement in principle, merger agreement, asset purchase or share exchange agreement, option agreement or other similar legally binding agreement to effect any CIE Sale Transaction, without the prior written consent of the CEC Special Committee, which consent shall not be unreasonably withheld, conditioned or delayed.

5.8 Takeover Laws and Provisions. No Party will take any action that would cause the transactions contemplated by this Agreement to be subject to requirements imposed by any Takeover Law and each Party will take all necessary steps within its control to exempt (or ensure the continued exemption of) those transactions from, or if necessary challenge the validity or applicability of, any applicable Takeover Law, as now or hereafter in effect. No Party will take any action that would cause the transactions contemplated by this Agreement not to comply with any Takeover Provisions and each Party will take all necessary steps within its control to make those transactions comply with (or continue to comply with) the Takeover Provisions.

5.9 Exchange Listing and De-Listing. CEC will use commercially reasonable best efforts to cause the shares of CEC Common Stock to be issued in the Merger and shares reserved for issuance pursuant to Section 3.2 hereof to be approved for quotation on the NASDAQ, subject to official notice of issuance, as promptly as practicable, and in any event before the Effective Time. Prior to the Closing Date, CAC will cooperate with CEC and use commercially

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reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable laws and rules and policies of the NASDAQ to enable the delisting by the Surviving Entity of the CAC Common Stock from the NASDAQ and the deregistration of the CAC Common Stock under the Exchange Act as promptly as reasonably practicable after the Effective Time.

5.10 Consents; Applications.

(a) Each of the Parties shall cooperate with each other and use their commercially reasonable best efforts to (i) as promptly as practicable, take, or cause to be taken, all appropriate action, and do or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable; (ii) obtain any permits, consents, approvals and authorizations from, and all declarations, filings and registrations with, any Governmental Entity (including any Gaming Authority) required in connection with the authorization, execution and delivery of this Agreement and the consummation of the Merger; and (iii) make all necessary registrations, declarations and filings, and thereafter make any other submissions with respect to this Agreement, as required under any applicable Law.

(b) Without limiting the generality of Section 5.10(a), the Parties and their respective Subsidiaries, as necessary, shall, reasonably promptly following the date hereof, prepare and cause to be filed all required initial applications and documents in connection with obtaining and maintaining the Gaming Approvals (including where appropriate indications of further information to come by supplementary filing) required in connection with the transactions contemplated by this Agreement. CEC and CAC agree to comply with the terms and conditions of all such Gaming Approvals (including the maintenance of any existing Gaming Approvals) and to promptly and in good faith respond to, and to cause their respective officers, managers, directors, members, stockholders and Affiliates to promptly and in good faith respond to, all requests for information by any Gaming Authority in connection with such applications and otherwise cooperate in good faith with each other and such Gaming Authorities. Each Party will notify the other promptly of receipt of material comments or material requests from any Gaming Authority that relate to Gaming Approvals. CEC and CAC agree to promptly advise each other upon receiving any communication from any Gaming Authority that causes such Party to believe that there is a reasonable likelihood that any Gaming Approvals required from such Gaming Authority will not be obtained or that the receipt of any such approval will be materially delayed. For the avoidance of doubt, notwithstanding the foregoing, in no event shall either Party in its reasonable judgment be required to take any action, or to refrain from taking any action, that would be reasonably likely to interfere with or be adverse or damaging to such Party’s ongoing relationship with any Gaming Authority.

(c) CEC and CAC will, upon request from the other Party, furnish the requesting Party with all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of such other Party or any of its Subsidiaries with or to any Governmental Entity in connection with the transactions contemplated by this Agreement.

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5.11 Indemnification.

(a) Following the Effective Time, to the fullest extent permitted by Law, CEC will: (i) indemnify, defend and hold harmless, and provide advancement promptly, and in any event within ten (10) days after any written request, of expenses to, the present and former directors, officers and employees of CAC and its Subsidiaries and anyone who becomes a director, officer or employee of CAC or its Subsidiaries during the period from the date of this Agreement through the Closing Date (each, an “Indemnified Party”) against all costs or expenses (including reasonable attorneys’ fees and all other reasonable costs, expenses and obligations (including experts’ fees, travel expenses, court costs, retainers, transcript fees, duplicating, printing and binding costs, as well as telecommunications, postage and courier charges) paid or incurred in connection with investigating, defending, being a witness in or participating in (including on appeal), or preparing to investigate, defend, be a witness in or participate in, any claim, action (whether threatened, pending or contemplated), suit, proceeding or investigation (each, a “Proceeding”), including any Proceeding relating to a claim for indemnification or advancement brought by an Indemnified Party), judgments, fines, losses, claims, damages, liabilities and settlement amounts as incurred, in connection with any Proceeding, whether arising before or after the Effective Time and whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or actions or omissions occurring at or before the Effective Time (including the transactions contemplated by this Agreement), provided that the Indemnified Party to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Indemnified Party is not entitled to indemnification; (ii) honor any existing, Previously Disclosed agreements relating to indemnity; and (iii) for six (6) years after the Effective Time, maintain in effect provisions in the Surviving Entity’s certificate of incorporation and bylaws (or in such document of any successor to the business of the Surviving Entity) regarding elimination of liability of directors, indemnification of officers, directors and employees and advancement of expenses that are, in the aggregate, no less advantageous to their intended beneficiaries than the provisions set forth in CEC’s or CAC’s Governing Documents.

(b) Prior to the Effective Time, CAC shall, or, if CAC is unable to, CEC shall, as of the Effective Time obtain and fully pay for “tail” insurance policies with a claims period of six (6) years from and after the Effective Time with respect to directors’ and officers’ liability insurance for the present and former officers and directors of CAC or any of its Subsidiaries with respect to claims against such directors and officers arising from facts or events occurring before the Effective Time (including the transactions contemplated by this Agreement). Such “tail” insurance policy will contain coverage, amounts, terms and conditions, no less advantageous to such officers and directors than the coverage currently provided by CAC. If CAC (or CEC) for any reason cannot obtain such “tail” insurance policies as of the Effective Time, CEC shall obtain comparable insurance for such six-year period with coverage, amounts, terms and conditions no less advantageous to such officers and directors than the coverage currently provided by CAC.

(c) Any Indemnified Party wishing to claim indemnification under Section 5.11(a), upon learning of any claim, action, suit, proceeding or investigation described above, will promptly notify CEC; provided that failure so to notify will not affect the obligations of CEC under Section 5.11(a) except to the extent that CEC is actually prejudiced as a consequence.

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(d) If CEC or any of its successors or assigns consolidates with or merges into any other entity and is not the continuing or surviving entity of such consolidation or merger or transfers all or substantially all of its assets to any other entity, then and in each case, CEC will cause proper provision to be made so that the successors and assigns of CEC will assume the obligations set forth in this Section 5.11.

(e) The provisions of this Section 5.11 shall survive the Effective Time and are intended to be for the benefit of, and will be enforceable by, each Indemnified Party and his or her heirs and Representatives.

5.12 Benefit Plans and Labor Matters. Prior to the Effective Time, CEC and CAC and their respective Affiliates will use commercially reasonable efforts to obtain waivers from all of their respective Employees who will become employees of the Surviving Entity following the Merger and who are parties to all employment agreements, severance agreements, change in control agreements, equity and incentive award agreements or similar agreements containing “change in control” or similar provisions, which state that the transactions contemplated by this Agreement (including but not limited to the execution of this Agreement, any stockholder approval of the transactions contemplated by this Agreement or the consummation of such transactions) and any other transactions in connection with the Restructuring do not constitute a “Change in Control” (or similar term) as defined in such agreements. Prior to the Effective Time, CEC and CAC will each honor the terms of all applicable Labor Agreements. Notwithstanding anything to the contrary contained herein, CEC and CAC may each negotiate new Labor Agreements in the ordinary course of business consistent with past practice and may amend or change Benefit Arrangements in the ordinary course of business consistent with past practice.

5.13 Notification of Certain Matters. CEC and CAC will give prompt notice to the other of any fact, event or circumstance known to it that (a) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in any Material Adverse Effect with respect to it or (b) would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein that reasonably could be expected to give rise, individually or in the aggregate, to the failure of a condition in Article VI.

5.14 Section 16 Matters. Prior to the Effective Time, the Parties will each take such steps as may be reasonably necessary or appropriate to cause any disposition of shares of CAC Common Stock or conversion of any derivative securities in respect of shares of CAC Common Stock in connection with the consummation of the transactions contemplated by this Agreement to be exempt under Rule 16b-3 promulgated under the Exchange Act.

5.15 Corporate Governance.

(a) Surviving Entity Board of Directors. At or before the Effective Time, the CEC Board shall cause the number of directors that will comprise the full board of directors of the Surviving Entity at the Effective Time to be a number that is reasonably agreed between CEC

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and CAC prior to the Effective Time, and the members of the initial board of directors of the Surviving Entity as of the Effective Time will be composed of the number of directors designated by CEC and the number of directors designated by CAC, as is reasonably agreed between CEC and CAC prior to the Effective Time and in accordance with the terms of the Plan.

(b) Executive Officers. At or before the Effective Time, the CEC Board shall take all actions necessary to cause the persons reasonably agreed between CEC and CAC prior to the Effective Time to be elected or appointed as of the Effective Time to the offices of the Surviving Entity reasonably agreed between CEC and CAC prior to the Effective Time and in accordance with the terms of the Plan.

5.16 Tax Matters.

(a) Tax Representation Letters. Officers of CEC and CAC shall execute and deliver to Reed Smith LLP, tax counsel to CEC, and Skadden, Arps, Slate, Meagher & Flom LLP, tax counsel to CAC, tax representation letters or certificates of such officers (“Tax Representation Letters”) substantially in the form agreed to by the Parties and such law firms at such time or times as may be reasonably requested by such law firms, including at the time the Joint Proxy Statement/Prospectus is declared effective by the SEC and at the Effective Time, in connection with such tax counsel’s delivery of opinions pursuant to Sections 6.2(c) and 6.3(c) of this Agreement.

(b) Continuity of Business Enterprise. CEC will continue at least one significant historic business line of CAC, or use at least a significant portion of CAC’s historic business assets in a business, in each case within the meaning of Section 1.368-1(d) of the Treasury Regulations, except that CEC may transfer CAC’s historic business assets (i) to a corporation that is a member of CEC’s “qualified group,” within the meaning of Section 1.368-1(d)(4)(ii) of the Treasury Regulations, or (ii) to a partnership if (A) one or more members of CEC’s “qualified group” have active and substantial management functions with respect to CAC’s historic business or members of CEC’s “qualified group” in the aggregate own an interest in the partnership representing a significant interest in CAC’s historic business, in each case within the meaning of Section 1.368-1(d)(4)(iii) of the Treasury Regulations.

(c) Restructuring Transaction. CEC shall regularly consult with CAC concerning the tax effect of the Restructuring, including providing drafts of the private letter ruling request and any supplemental submissions with respect to the Restructuring, and considering in good faith all of the comments from CAC in a timely manner under the circumstances. CEC shall use its reasonable best efforts to cause the Restructuring to be tax-free to CEC and to its Affiliates for federal and state income tax purposes or to cause any Tax that would have otherwise been incurred in connection therewith to be eliminated by netting net operating loss carryforwards or other net operating losses that would have been available after first offsetting any deferred discharge of indebtedness income under Section 108(i) of the Code or any other operating income.

5.17 Restructuring. Each of CEC and CAC shall use commercially reasonable efforts to cause the implementation of the Restructuring in accordance with the terms of the applicable RSAs and each Party shall consult with the other Party in good faith regarding any matter or filing in the Chapter 11 Cases that such Party determines, in its reasonable good faith discretion, could reasonably be expected to be materially adverse to the other Party.

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ARTICLE VI

CONDITIONS TO THE MERGER

6.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each of CEC and CAC to consummate the Merger is subject to the fulfillment or written waiver by CEC and CAC before the Effective Time of each of the following conditions:

(a) Stockholder Approvals. CEC shall have obtained the CEC Requisite Vote and CAC shall have obtained the CAC Requisite Vote.

(b) Gaming Approvals. Any and all Gaming Approvals shall have been obtained, which Gaming Approvals shall have been granted without the imposition of limitations, restrictions or conditions materially adverse to the Parties, and such Gaming Approvals shall be in full force and effect.

(c) No Injunction, Illegality or Litigation. No Law or Order issued by any Governmental Entity (including any Gaming Authority) shall have been adopted, promulgated or issued that would prohibit, restrain, enjoin or render unlawful the consummation of the Merger.

(d) Registration Statement. The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and be in effect and no proceedings for that purpose shall have been initiated by the SEC and not withdrawn.

(e) Listing. The shares of CEC Common Stock to be issued in the Merger and shares reserved for issuance pursuant to Section 3.2 shall have been authorized for listing on the NASDAQ, subject to official notice of issuance.

(f) Plan and Confirmation Order.

(i) The Plan shall contain the Debtor Release, the Third-Party Release and the Exculpation;

(ii) the Plan shall have been confirmed by the Bankruptcy Court pursuant to the Confirmation Order;

(iii) the Confirmation Order shall be in full force and effect and shall not have been stayed, modified, or vacated; and

(iv) the effective date of the Plan shall occur contemporaneously with the Closing Date.

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6.2 Conditions to CEC’s Obligation to Effect the Merger. CEC’s obligation to consummate the Merger is also subject to the fulfillment or written waiver by CEC before the Effective Time of each of the following conditions:

(a) CAC’s Representations and Warranties. The representations and warranties of CAC in this Agreement shall be true and correct as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case such representations and warranties shall be true and correct as of such date) subject to the standard set forth in Section 4.2; and CEC shall have received a certificate, dated the Closing Date, signed on behalf of CAC by a senior executive officer of CAC to that effect.

(b) Performance of CAC’s Obligations. CAC shall have performed in all material respects all obligations required to be performed by it under this Agreement at or before the Effective Time; and CEC shall have received a certificate, dated the Closing Date, signed on behalf of CAC by a senior executive officer of CAC to that effect.

(c) Opinion of Tax Counsel. CEC shall have received an opinion of Reed Smith LLP, tax counsel to CEC, dated the Closing Date and based on facts, representations and assumptions set forth or described in such opinion, to the effect that the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, Reed Smith LLP will be entitled to receive and rely upon the Tax Representation Letters.

(d) Absence of Material Adverse Effect. There shall not have occurred, since the date of this Agreement, a Material Adverse Effect with respect to CAC.

(e) [Intentionally Omitted].

6.3 Conditions to CAC’s Obligation to Effect the Merger. CAC’s obligation to consummate the Merger is also subject to the fulfillment, or written waiver by CAC, before the Effective Time of each of the following conditions:

(a) CEC’s Representations and Warranties. The representations and warranties of CEC in this Agreement shall be true and correct as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case such representations and warranties shall be true and correct as of such date) subject to the standard set forth in Section 4.2; and CAC shall have received a certificate, dated the Closing Date, signed on behalf of CEC by a senior executive officer of CEC to that effect.

(b) Performance of CEC’s Obligations. CEC shall have performed in all material respects all obligations required to be performed by it under this Agreement at or before the Effective Time; and CAC shall have received a certificate, dated the Closing Date, signed on behalf of CEC by a senior executive officer of CEC to that effect.

(c) Opinion of Tax Counsel. CAC shall have received an opinion of Skadden, Arps, Slate, Meagher & Flom LLP, tax counsel to CAC, dated the Closing Date and based on facts, representations and assumptions set forth or described in such opinion, to the effect that the

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Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, Skadden, Arps, Slate, Meagher & Flom LLP will be entitled to receive and rely upon the Tax Representation Letters.

(d) Absence of Material Adverse Effect. There shall not have occurred, since the date of this Agreement, a Material Adverse Effect with respect to CEC.

(e) [Intentionally Omitted].

(f) [Intentionally Omitted].

(g) Tax Ruling and Opinions. One of the two following options shall have been satisfied:

(i) Tax-Free Spin-Off and Related Transactions. CEC shall have received (x) a copy of a favorable IRS Private Letter Ruling addressed to CEOC and CEC addressing certain issues associated with the restructuring of CEOC into OpCo and PropCo under Section 355 of the Code, which ruling shall be reasonably satisfactory to CAC and (y) should-level tax opinions from counsel to CEC, based on facts, representations and assumptions set forth or described in such opinions, that the restructuring of CEOC into OpCo and PropCo and the transactions entered into in connection therewith shall each be tax-free for federal income tax purposes to CEC and all of its Affiliates, which opinions (a) shall address only issues not addressed favorably in the ruling described in (x), (b) shall be reasonable, customary and market as to their scope, and (c) shall be reasonably satisfactory to CAC; or

(ii) UPREIT Partnership and Related Transactions. CEC shall have received should-level tax opinions from counsel to CEC or CEOC, based on facts, representations and assumptions set forth or described in such opinions, that the formation of the proposed partnership and real estate investment trust, and the other transactions entered into in connection therewith shall each be tax-free for federal income tax purposes to CEC and to all of its Affiliates, which opinions (a) shall be reasonable, customary and market as to their scope and (b) shall be reasonably satisfactory to CAC.

ARTICLE VII

TERMINATION

7.1 Termination. This Agreement may be terminated, and the Merger may be abandoned, at any time before the Effective Time, by CEC or by CAC, as applicable, whether prior to or (except as otherwise provided below) after any stockholder approval:

(a) Mutual Agreement. By either Party, with the mutual agreement of the other Party.

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(b) No CAC Requisite Vote. By either Party, if the CAC Requisite Vote shall not have been obtained at the CAC Stockholder Meeting or any adjournments or postponements thereof.

(c) No CEC Requisite Vote. By either Party, if the CEC Requisite Vote shall not have been obtained at the CEC Stockholder Meeting or any adjournments or postponements thereof.

(d) Breach. By either Party, upon thirty (30) days’ prior written notice of termination, if there has occurred and is continuing: (i) a breach by the other Party of any representation or warranty contained herein, or (ii) a breach by the other Party of any of the covenants or agreements in this Agreement; provided that such breach (under either clause (i) or (ii)) would entitle the non-breaching Party not to consummate the Merger under Article VI and such breach cannot be or has not been cured within thirty (30) days after the giving of written notice to the breaching Party of such breach.

(e) Adverse Recommendation Change. By either Party, upon written notice to the other Party, prior to the time that the CAC Requisite Vote has been obtained (if CEC is the party giving notice of termination) or prior to the time that the CEC Requisite Vote has been obtained (if CAC is the party giving notice of termination), if the board of directors of the other Party shall have effected an Adverse Recommendation Change.

(f) Delay. By either Party, if the Effective Time has not occurred by the close of business on December 31, 2017; provided, however, that the right to terminate this Agreement under this Section 7.1(f) shall not be available to any Party whose failure to comply with any provision of this Agreement has been the cause of, or materially contributed to, the failure of the Effective Time to occur on or before such date.

(g) Denial of Gaming Approvals. By either Party, if any Gaming Authority that must grant a Gaming Approval required by Section 6.1(b) shall have denied, rescinded or revoked such Gaming Approval in a manner that would give rise to the failure of the condition set forth in Section 6.1(b) and such denial, rescission or revocation shall have become final and nonappealable; provided, however, that the right to terminate this Agreement under this Section 7.1(g) shall not be available to any Party whose failure to comply with any provision of this Agreement has been the cause of, or materially contributed to, such denial, rescission or revocation.

(h) Superior Proposal.

(i) By CEC, if prior to the receipt of the CEC Requisite Vote, the CEC Board authorizes CEC in full compliance with the terms of this Agreement, including Section 5.7, to enter into an Acquisition Agreement in respect of a Superior Proposal; provided that in the event of such termination, CEC substantially concurrently enters into such Acquisition Agreement.

(ii) By CAC, if prior to the receipt of the CAC Requisite Vote at the CAC Stockholder Meeting, the CAC Board authorizes CAC in full compliance with the terms of this Agreement, including Section 5.7, to enter into an Acquisition Agreement in respect of a Superior Proposal; provided that in the event of such termination, CAC substantially concurrently enters into such Acquisition Agreement.

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(i) Restructuring.

(i) By CAC, if (A) (1) CEOC (including any of its debtor Subsidiaries) files, without CAC’s prior written consent, (x) a plan of reorganization (or any amendments or supplements to any proposed plan of reorganization previously filed by CEOC in the Chapter 11 Cases), a disclosure statement or a proposed Confirmation Order in the Chapter 11 Cases that does not include the Debtor Release, the Third-Party Release or the Exculpation as to the CAC Released Parties and the CAC Exculpated Parties in form and substance consistent in all material respects with such provisions as reflected in Exhibit A to the CAC/CEOC RSA and otherwise reasonably acceptable to CAC or (y) any motion, pleading, or other document with the Bankruptcy Court in the Chapter 11 Cases that is otherwise materially inconsistent with the CAC/CEOC RSA or the Plan, or (2) the Confirmation Order (x) does not include the Debtor Release, the Third-Party Release or the Exculpation as to the CAC Released Parties and the CAC Exculpated Parties in form and substance consistent in all material respects with such provisions as reflected in Exhibit A to the CAC/CEOC RSA and otherwise reasonably acceptable to CAC or (y) is not otherwise materially consistent with the Plan and otherwise reasonably acceptable to CAC, (B) the Bankruptcy Court has entered an order (1) appointing, in the Chapter 11 Cases a chapter 11 trustee under section 1104 of the Bankruptcy Code or an examiner with expanded powers beyond those set forth in section 1106(a)(3) and (4) of the Bankruptcy Code (but excluding, for the avoidance of doubt, the prior appointment of the examiner in the Chapter 11 Cases), (2) dismissing any of the Chapter 11 Cases or (3) converting any of the Chapter 11 Cases to chapter 7 of the Bankruptcy Code or (C) either of the RSAs is terminated or becomes null and void.

(ii) By CEC, if (A) (1) CEOC (including any of its debtor Subsidiaries) files, without CEC’s prior written consent, (x) a plan of reorganization (or any amendments or supplements to any proposed plan of reorganization previously filed by CEOC in the Chapter 11 Cases), a disclosure statement or a proposed Confirmation Order in the Chapter 11 Cases that does not include the Debtor Release, the Third-Party Release or the Exculpation as to the CEC Released Parties and the CEC Exculpated Parties in form and substance consistent in all material respects with such provisions as reflected in Exhibit A to the CEC/CEOC RSA and otherwise reasonably acceptable to CEC or (y) any motion, pleading, or other document with the Bankruptcy Court in the Chapter 11 Cases that is otherwise materially inconsistent with the CEC/CEOC RSA or the Plan, or (2) the Confirmation Order (x) does not include the Debtor Release, the Third-Party Release or the Exculpation as to the CEC Released Parties and the CEC Exculpated Parties in form and substance consistent in all material respects with such provisions as reflected in Exhibit A to the CEC/CEOC RSA and otherwise reasonably acceptable to CEC or (y) is not otherwise materially

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consistent with the Plan and otherwise reasonably acceptable to CEC, (B) the Bankruptcy Court has entered an order (1) appointing, in the Chapter 11 Cases a chapter 11 trustee under section 1104 of the Bankruptcy Code or an examiner with expanded powers beyond those set forth in section 1106(a)(3) and (4) of the Bankruptcy Code (but excluding, for the avoidance of doubt, the prior appointment of the examiner in the Chapter 11 Cases), (2) dismissing any of the Chapter 11 Cases or (3) converting any of the Chapter 11 Cases to chapter 7 of the Bankruptcy Code or (C) either of the RSAs is terminated or becomes null and void.

(j) 105 Injunction Order. By either Party (i) during the fourteen (14) day period following the date on which any 105 Injunction Order ceases to be in effect or (ii) if CEOC fails to file a motion on or before August 14, 2016 or such earlier date as may be required by the local rules governing the Chapter 11 Cases for the filing of such motion, in form and substance reasonably acceptable to CAC or CEC, as applicable, seeking to extend the 105 Injunction Order currently in effect to the period ending on the Confirmation Date; provided that neither Party shall have a termination right under clause (ii) of this Section 7.1(j) to the extent all issues related to the Caesars Cases have been resolved through settlement or mediation prior to the date such motion shall have otherwise been required to be filed by CEOC.

(k) Exchange Ratio Adjustment.

(i) By CEC, pursuant to Section 3.1(c)(i).

(ii) By CAC, pursuant to Section 3.1(c)(ii).

7.2 Effect of Termination and Abandonment.

(a) If this Agreement is terminated and the Merger is abandoned, except as set forth in this Section 7.2, no Party will have any liability or further obligation under this Agreement; provided, however, that, nothing contained herein shall relieve a Party from liability for any willful breach by it of this Agreement and except that Sections 4.3(t), 5.5 and this Section 7.2 and Article VIII will survive termination of this Agreement.

(b) If this Agreement is terminated (i) (x) by CAC or CEC pursuant to Section 7.1(b) or by CEC pursuant to Section 7.1(d) and (y) CAC (A) receives or has received an Acquisition Proposal, after the date of this Agreement, which proposal has been publicly announced and has not been withdrawn prior to the termination of this Agreement, and (B) within twelve (12) months after the termination of this Agreement, consummates a transaction regarding, or executes a definitive agreement which is later consummated with respect to, any Acquisition Proposal (regardless of when made), (ii) by CAC pursuant to Section 7.1(h)(ii) or (iii) by CEC pursuant to Section 7.1(e), then CAC shall pay to CEC (by wire transfer of immediately available funds) within two (2) Business Days after such termination (in the case of either of the foregoing clauses (ii) or (iii)) or such consummation (in the case of the foregoing clause (i)), a fee in an amount equal to the Termination Fee. Notwithstanding the foregoing, in the event this Agreement is terminated by CAC pursuant to Section 7.1(h)(ii) in connection with a CAC Acquisition Proposal received by CAC on or before the Go-Shop Period

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End Date, the “Termination Fee” shall mean a fee in the amount of $18,000,000. If this Agreement is terminated by CEC pursuant to Section 7.1(d), then CAC shall pay to CEC (by wire transfer of immediately available funds) within two (2) Business Days after such termination, all reasonable out-of-pocket fees and expenses actually incurred by CEC in connection with this Agreement on or prior to the termination of this Agreement, in an amount not to exceed $10,000,000 in the aggregate (provided that CEC shall provide reasonable documentation thereof) (the “CEC Expenses”). Any CEC Expenses previously paid by CAC to CEC pursuant to this Section 7.2(b) shall be credited towards the payment of any Termination Fee that becomes payable by CAC hereunder.

(c) If this Agreement is terminated (i) (x) by CAC or CEC pursuant to Section 7.1(c) or by CAC pursuant to Section 7.1(d) and (y) CEC (A) receives or has received an Acquisition Proposal, after the date of this Agreement, which proposal has been publicly announced and has not been withdrawn prior to the termination of this Agreement, and (B) within twelve (12) months after the termination of this Agreement, consummates a transaction regarding, or executes a definitive agreement which is later consummated with respect to, any Acquisition Proposal (regardless of when made), (ii) by CEC pursuant to Section 7.1(h)(i) or (iii) by CAC pursuant to Section 7.1(e), then CEC shall pay to CAC (by wire transfer of immediately available funds) within two (2) Business Days after such termination (in the case of any of the foregoing clauses (ii) or (iii)) or such consummation (in the case of the foregoing clause (i)), a fee in an amount equal to the Termination Fee. If this Agreement is terminated by CAC pursuant to Section 7.1(d), then CEC shall pay to CAC (by wire transfer of immediately available funds) within two (2) Business Days after such termination, all reasonable out-of-pocket fees and expenses actually incurred by CAC in connection with this Agreement on or prior to the termination of this Agreement, in an amount not to exceed $10,000,000 in the aggregate (provided that CAC shall provide reasonable documentation thereof) (the “CAC Expenses”). Any CAC Expenses previously paid by CEC to CAC pursuant to this Section 7.2(c) shall be credited towards the payment of any Termination Fee that becomes payable by CEC hereunder.

(d) The Parties acknowledge and agree that (i) the provisions of this Section 7.2 are an integral part of the transactions contemplated by this Agreement (including the Merger), and that, without such provisions, the Parties would not have entered into this Agreement and (ii) the Termination Fee is not a penalty, but is liquidated damages, in a reasonable amount that will compensate the applicable Party in the circumstances in which such fee is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, which amount would otherwise be impossible to calculate with precision. If a Party shall fail to pay in a timely manner the amounts due pursuant to this Section 7.2, and, in order to obtain such payment, the other Party makes a claim against the Party failing to pay that results in a judgment against such Party, such Party shall pay to the other Party the reasonable costs and expenses (including its reasonable attorneys’ fees and expenses) incurred or accrued in connection with such suit, together with interest on the amounts set forth in this Section 7.2 at the prime lending rate prevailing during such period as published in The Wall Street Journal. Any interest payable hereunder shall be calculated on a daily basis from the date such amounts were required to be paid until (but excluding) the date of actual payment, and on the basis of a 360-day year. The Parties acknowledge and agree that in no event shall either Party be obligated to pay the Termination Fee on more than one occasion.

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ARTICLE VIII

MISCELLANEOUS

8.1 Survival. The representations, warranties, agreements and covenants contained in this Agreement shall be deemed only to be conditions of the Merger and will not survive the Effective Time (other than Article III, Sections 5.11 and 5.16(b) and this Article VIII).

8.2 Waiver; Amendment. The conditions to each Party’s obligation to consummate the Merger are for the sole benefit of such Party and may be waived by such Party as a whole or in part to the extent permitted by applicable Law. No waiver will be effective unless it is in a writing signed by a duly authorized officer of the waiving Party that makes express reference to the provision or provisions subject to such waiver. Before the Effective Time, the Parties may modify or amend this Agreement, by written agreement executed and delivered by duly authorized officers of the respective Parties, except to the extent that any such amendment would violate applicable Law or require the approval of the stockholders of CEC or CAC, unless such approval is obtained. No amendment or waiver of any provision of this Agreement and no decision or determination shall be made, or action taken, by CEC with respect to this Agreement without first obtaining the approval of the CEC Special Committee. No amendment or waiver of any provision of this Agreement and no decision or determination shall be made, or action taken, by CAC with respect to this Agreement without first obtaining the approval of the CAC Special Committee.

8.3 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by either Party, in whole or in part (whether by operation of Law or otherwise), without the prior written consent of the other Party, and any attempt to make any such assignment without such consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

8.4 Counterparts. This Agreement may be executed and delivered (including by electronic or facsimile transmission) in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

8.5 Governing Law; Jurisdiction and Forum; Waiver of Jury Trial.

(a) This Agreement and any claim or controversy arising out of or relating to the transactions contemplated hereby shall be governed by and interpreted and construed in accordance with the Laws of the State of Delaware applicable to contracts executed and to be performed wholly within the State of Delaware and without reference to the choice-of-law principles or rules of conflict of laws that would result in, require or permit the application of the Laws of a different jurisdiction or direct a matter to another jurisdiction.

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(b) Each Party irrevocably and unconditionally submits to the jurisdiction of the Court of Chancery of the State of Delaware (or, solely if such courts decline jurisdiction, in any federal court located in the State of Delaware) (any such court, a “Chosen Court”) any action or proceeding arising out of or relating to this Agreement, and hereby irrevocably and unconditionally agrees that all claims in respect of such action or proceeding may be heard and determined in a Chosen Court. Each Party hereby irrevocably and unconditionally waives, to the fullest extent that it may effectively do so, any defense of an inconvenient forum which such Party may now or hereafter have to the maintenance of such action or proceeding. The Parties further agree, (i) to the extent permitted by Law, that final and nonappealable judgment against any of them in any action or proceeding contemplated above shall be conclusive and may be enforced in any other jurisdiction within or outside the United States by suit on the judgment, a certified copy of which shall be conclusive evidence of the fact and amount of such judgment and (ii) that service of process upon such Party in any such action or proceeding shall be effective if notice is given in accordance with Section 8.7.

(c) EACH PARTY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY ANY OF THEM AGAINST THE OTHER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT, OR ANY OTHER AGREEMENTS EXECUTED IN CONNECTION HEREWITH OR THE ADMINISTRATION THEREOF OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREIN OR THEREIN. NO PARTY SHALL SEEK A JURY TRIAL IN ANY LAWSUIT, PROCEEDING, COUNTERCLAIM OR ANY OTHER LITIGATION PROCEDURE BASED UPON, OR ARISING OUT OF, THIS AGREEMENT OR ANY RELATED INSTRUMENTS OR THE RELATIONSHIP BETWEEN THE PARTIES. NO PARTY WILL SEEK TO CONSOLIDATE ANY SUCH ACTION IN WHICH A JURY TRIAL HAS BEEN WAIVED WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. EACH PARTY CERTIFIES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT OR INSTRUMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS SET FORTH ABOVE IN THIS SECTION 8.5. NO PARTY (OR ITS REPRESENTATIVE) HAS IN ANY WAY AGREED WITH OR REPRESENTED TO ANY OTHER PARTY THAT THE PROVISIONS OF THIS SECTION 8.5 WILL NOT BE FULLY ENFORCED IN ALL INSTANCES.

8.6 Expenses. Except as otherwise provided in this Section 8.6, each of the Parties shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including filing, registration, and application fees, printing fees, and fees and expenses of its own financial or other consultants, investment bankers, accountants, and counsel, except that the Parties shall each bear and pay one-half of the filing fees payable in connection with the Registration Statement and the Joint Proxy Statement/Prospectus and one half of the printing and mailing costs incurred in connection with the printing and mailing of the Registration Statement and the Joint Proxy Statement/Prospectus.

8.7 Notices. All notices and other communications to be given to any Party hereunder shall be sufficiently given for all purposes hereunder if in writing and upon delivery if delivered by hand, one (1) Business Day after being sent by courier or overnight delivery service, three (3) Business Days after being mailed by certified or registered mail, return receipt

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requested, with appropriate postage prepaid, or when sent in the form of a facsimile and receipt confirmation is received, and shall be directed to the address or facsimile number set forth below (or at such other address or facsimile number as such Party shall designate by like notice):

If to CEC:

Caesars Entertainment Corporation

One Caesars Palace Drive

Las Vegas, Nevada 89109

Facsimile: (702) 407-6418

Attention: General Counsel

with copies (which shall not constitute notice) to:

Reed Smith LLP

225 Fifth Avenue

Pittsburgh, PA 15222

Facsimile: (412) 288-3131

Attention: Glenn R. Mahone, Esq.

Reed Smith LLP

599 Lexington Avenue, 22nd Floor

New York, New York

Facsimile: (212) 521-5450

Attention: Howard L. Shecter, Esq.

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, New York 10019

Facsimile: (212) 492-0574

Attention: John Scott, Esq. and Brian Finnegan, Esq.

If to CAC:

Caesars Acquisition Company

One Caesars Palace Drive

Las Vegas, Nevada 89109

Facsimile: (702) 892-2616

Attention: General Counsel

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP

300 South Grand Avenue, Suite 3400

Los Angeles, CA 90071

Facsimile: (213) 621-5200 and (213) 621-5127

Attention: Van Durrer II, Esq. and Andrew D. Garelick, Esq.

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Latham & Watkins LLP

885 Third Avenue

New York, New York 10022

Facsimile: (212) 751-4864

Attention: Raymond Y. Lin, Esq. and Michael Treska, Esq.

8.8 Entire Understanding; No Third Party Beneficiaries. This Agreement (including the Exhibits hereto and Disclosure Schedules) represents the entire understanding of CEC and CAC regarding the transactions contemplated hereby and supersede any and all other oral or written agreements previously made or purported to be made, other than the Confidentiality Agreement, which will survive the execution and delivery of this Agreement. No representation, warranty, inducement, promise, understanding or condition not set forth in this Agreement has been made or relied on by any Party in entering into this Agreement. Notwithstanding Section 8.1 or any other provision hereof (other than Section 5.11, which is intended to benefit the Indemnified Parties to the extent stated), nothing expressed or implied in this Agreement is intended to confer any rights, remedies, obligations or liabilities upon any Person other than CEC and CAC and their respective successors.

8.9 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party hereto. Upon such a determination, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

8.10 Specific Performance. The Parties hereto agree that irreparable damage, for which monetary damages (even if available) would not be an adequate remedy, would occur in the event that the Parties hereto do not perform any provision of this Agreement in accordance with its specified terms or otherwise breach such provisions. Accordingly, the Parties acknowledge and agree that the Parties shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which they are entitled at Law or in equity. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that any other Party has an adequate remedy at Law or that any award of specific performance is not an appropriate remedy for any reason at Law or in equity. Any Party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with such order or injunction. The foregoing is in addition to any other remedy to which any Party is entitled at Law, in equity or otherwise. The Parties further agree that nothing set forth in this Section 8.10 shall require any party hereto to institute any action or proceeding for (or limit any Party’s right to institute any action or proceeding for) specific performance under this Section 8.10 prior or as a condition to exercising any termination right under Article VII (and pursuing damages after such termination).

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8.11 Effect of Amendment and Restatement. This Agreement amends and restates the Original Merger Agreement in its entirety. This Agreement shall be effective as of the First Amended Execution Date, and all amendments to the Original Merger Agreement effected by this Agreement, and all other covenants, agreements, terms and provisions of this Agreement, shall be deemed to have effect as of the First Amended Execution Date unless expressly stated otherwise. Each of the representations and warranties made in this Agreement shall be deemed to be made on the First Amended Execution Date.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized officers as of the day and year first written above.

Caesars Entertainment Corporation

By:	/s/ Eric Hession
	Name:	Eric Hession
	Title:	CFO

Caesars Acquisition Company

By:	/s/ Mitch Garber
	Name:	Mitch Garber
	Title:	Chief Executive Officer

[Signature Page to Amended and Restated Agreement and Plan of Merger]